UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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FRANKLIN COVEY CO.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held

January 14, 2022

Franklin Covey Co.

You are cordially invited to attend the Annual Meeting of Shareholders of Franklin Covey Co. (the Company), which will be held on Friday, January 14, 2022 at 8:30 a.m., in the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331 (the Annual Meeting), for the following purposes:

(i)	To elect seven directors to serve until the 2023 annual meeting of shareholders;
(ii)	To hold an advisory vote on executive compensation;
(iii)	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for fiscal 2022;
(iv)	To approve the Franklin Covey Co. 2022 Omnibus Incentive Plan; and
(v)	To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on January 14, 2022.  The proxy statement and annual report to shareholders are available at www.proxyvote.com.

The Board of Directors has fixed the close of business on Tuesday, November 30, 2021 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

You are cordially invited to attend the Annual Meeting in person.  To ensure that your vote is counted at the Annual Meeting, however, please vote as promptly as possible.

By Order of the Board of Directors,

/s/ Robert A. Whitman

Robert A. Whitman

Executive Chairman and Chairman of the Board of Directors

December 15, 2021

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, to assure that your shares will be represented, please promptly complete your proxy.  Your proxy will not be used if you are present at the Annual Meeting and desire to vote your shares personally.

Franklin Covey Co.

2200 West Parkway Boulevard

Salt Lake City, Utah  84119-2331

____________________

PROXY STATEMENT

____________________

Annual Meeting of Shareholders
January 14, 2022

SOLICITATION OF PROXIES

This Proxy Statement is being made available to the shareholders of Franklin Covey Co., a Utah corporation (us, our, we, FranklinCovey, or the Company), in connection with the solicitation by the board of directors (the Board or Board of Directors) of the Company of proxies from holders of outstanding shares of our Common Stock, $0.05 par value per share (the Common Stock), for use at our Annual Meeting of Shareholders to be held on Friday, January 14, 2022, at 8:30 a.m., in the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, and at any adjournment or postponement thereof.  This Proxy Statement, the Notice of Annual Meeting of Shareholders, and the accompanying form of proxy are first being mailed to shareholders of the Company on or about December 15, 2021.

PURPOSE OF THE ANNUAL MEETING

Shareholders of the Company will consider and vote on the following proposals: (i) to elect seven directors to serve until the next annual meeting;  (ii) to hold an advisory vote on executive compensation;  (iii) to ratify the appointment of Deloitte & Touche LLP (Deloitte) as our independent registered public accountants for the fiscal year ending August 31, 2022;  (iv) to approve the Franklin Covey Co. 2022 Omnibus Incentive Plan; and (v) to transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

COSTS OF SOLICITATION

We will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparation,  assembly, printing, and mailing to shareholders this Proxy Statement and accompanying materials.  In addition to the solicitation of proxies by use of the mails, our directors, officers, and employees, without receiving additional compensation, may solicit proxies personally or by telephone, facsimile, or electronic mail.  Arrangements will be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by such persons, and we will reimburse such brokerage firms, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

INFORMATION ABOUT VOTING

Who can vote?

The only voting securities that we have outstanding are shares of our Common Stock.  Our Board of Directors has fixed the close of business on Tuesday, November 30, 2021 as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting (the Record Date).  Only shareholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting.  As of the Record Date, there were 14,288,484 shares of our Common Stock issued and outstanding.  The holders of record of the shares of our Common Stock on the Record Date are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name with Broadridge, our stock transfer agent, you are considered a shareholder of record with respect to those shares.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares, but not the shareholder of record, and your shares are held in “street name.”  You are entitled to vote your shares whether you are the shareholder of record or you hold the shares in street name.

How can you vote?

You may submit your proxy by mail, telephone, or the Internet.  If you are submitting your proxy by mail, you should complete, sign, and date your proxy card and return it in the envelope provided.  Sign your name exactly as it appears on the proxy card.  If you plan to vote by telephone or the Internet, voting instructions are printed on your proxy card.  If you hold your shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from them to vote your shares.  If you provide specific voting instructions, your shares will be voted as you have instructed.  Proxy cards submitted by mail must be received by our voting tabulator no later than Thursday, January 13, 2022 to be voted at the Annual Meeting.  You may also vote in person at the Annual Meeting.

What if I do not specify on my proxy card how I want my shares voted?

Shares of Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies.  If no instructions are indicated, such shares will be voted (i) FOR the election of each of the seven director nominees (Proposal No. 1); (ii) FOR the proposal regarding an advisory vote on executive compensation (Proposal No. 2); (iii) FOR the ratification of the appointment of Deloitte as our independent registered public accountants for the fiscal year ending August 31, 2022 (Proposal No. 3); FOR the approval of the Franklin Covey Co. 2022 Omnibus Incentive Plan (Proposal No. 4); and in the discretion of the proxy holders as to any other matters as may properly come before the Annual Meeting or at any adjournment or postponement thereof.  It is not currently anticipated that any other matters will be presented at the Annual Meeting.

What is “householding?”

We are sending only one notice or one copy of our proxy materials to shareholders who share the same last name and address, unless they have notified us that they want to receive multiple copies.  This practice, known as “householding,” is designed to reduce duplicate mailings, and printing and mailing costs.  If any shareholder residing at such address wishes to receive a separate copy of our proxy materials in the future, or, if any shareholders sharing an address are receiving multiple copies of our proxy materials and would like to request a single copy, they may contact the Office of the Corporate Secretary at 2200 West Parkway Blvd., Salt Lake City, Utah 84119-2331.

How do I vote  at the Annual Meeting?

You may vote in person by written ballot at the Annual Meeting.  However, if your shares are held in street name, you must bring a legal proxy or other proof from that broker, trust, bank, or other nominee of your beneficial ownership of those shares as of the record date in order to vote at the Annual Meeting.  If you vote by proxy and also attend the Annual Meeting, you do not need to vote again at the Annual Meeting.

What are broker non-votes?

When a broker, bank, or other nominee has discretion to vote on one or more proposals at a meeting but does not have discretion to vote on other matters at the meeting, the broker, bank, or other nominee will inform the inspector of election that it does not have the authority to vote on the “non-discretionary” matters with respect to shares held for beneficial owners which did not provide voting instructions with respect to the “non-discretionary” matters.  This situation is commonly referred to as a “broker non-vote.”

If my shares are held in street name, will my broker, bank or other nominee vote my shares for me?

Generally no.  If you hold your shares in street name and do not give voting instructions to your broker, bank, or other nominee, then your broker, bank, or other nominee may only vote your shares with respect to “discretionary” matters, but may not vote your shares with respect to “non-discretionary” matters.  Each of our proposals, except for Proposal No. 3, the ratification of the appointment of our independent registered public accounting firm, are considered “non-discretionary” matters.  As a result, if you hold your shares in street name, your broker, bank, or other nominee will not have discretion to vote your shares at the Annual Meeting, except for Proposal No. 3, if you do not provide voting instructions.  Accordingly, it is important that street name holders give instructions to their broker, bank, or other nominee by following the voting instructions received from their broker, banker, or other nominee.

May I revoke my vote prior to the Annual Meeting?

Yes.  A shareholder who has completed a proxy may revoke it at any time prior to its exercise at the Annual Meeting by returning a proxy bearing a later date, by filing with the Secretary of the Company, at the address set forth below, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

What is a Quorum?

A quorum is the presence, in person or by proxy, of at least a majority of the shares of our Common Stock outstanding as of the close of business on the Record Date.  A quorum is necessary to transact business at the Annual Meeting.  Abstentions and “broker non-votes” will be included in determining the presence of a quorum at the Annual Meeting.  Holders of common stock will vote as a single class.  If there are not sufficient shares represented for a quorum, then the Annual Meeting may be adjourned or postponed from time to time until a quorum is established.

What Vote is Required for a Proposal to be Approved?

Subject to the paragraph below, the seven nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the seven directors to be elected by those shares, will be elected as directors to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified.  Abstentions and broker non-votes will have no effect on the election of directors.

Pursuant to the Company’s bylaws, any nominee for director who receives a greater number of votes “withheld” or “against” from his or her election than votes “for” his or her election shall immediately offer to tender his or her resignation following certification of such shareholder vote.  The Corporate Governance and Nominating Committee (the Nominating Committee) shall promptly consider the director’s resignation offer and make a recommendation to the Board of Directors on whether to accept or reject the offer.  The Board of Directors shall act on the recommendation of the Nominating Committee and publicly disclose its decision within 90 days following certification of the shareholder vote.

Approval of Proposal No. 2, the advisory vote on executive compensation, requires that the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition.  Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will not have any effect on the outcome of this proposal.

The ratification of the appointment of Deloitte as our independent registered public accountants (Proposal No. 3) requires that the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition.  Abstentions and broker non-votes will not have any effect on the outcome of this proposal.

Approval of the Franklin Covey Co. 2022 Omnibus Incentive Plan, which is proposal No. 4, requires the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition.  Abstentions with respect to this proposal will have the same effect as votes against the plan.  Broker non-votes will not have any effect on the outcome of this proposal.

What are the Board’s voting recommendations?

The Board of Directors recommends that you vote “FOR” proposal nos. 1, 2, 3, and 4 as further described in this Proxy Statement.

The Company’s Principal Office and Main Telephone Number

Our principal executive offices are located at 2200 West Parkway Blvd., Salt Lake City, Utah 84119-2331 and our main telephone number is (801) 817-1776.

FISCAL 2021 ENVIRONMENTAL STEWARDSHIP, SOCIAL RESPONSIBILITY, AND GOVERNANCE (ESG) HIGHLIGHTS

Fiscal 2021 presented a variety of challenges to our business and was unique from a number of standpoints.  The lessons learned from these challenges gave us a greater sense of urgency and sharpened our focus on driving positive change, within Franklin Covey, with our clients, and with our communities that we serve.  As a leading training and content company, some of the most consequential conversations we have with our clients are on the topics encompassed by ESG matters.

At Franklin Covey, we hold ourselves to the highest standards.  With the global pandemic and ongoing calls for racial and gender equality, we have renewed our efforts and commitment to drive positive change for our employees and the communities in which they live.  Some highlights from our fiscal 2021 ESG efforts include:

•

We established the new position of Director of Learning, Development, and Inclusion.  This position is responsible for the internal learning and development our associates in ways that align with our strategic plans for equality and growth.

•

We established the Franklin Covey Diversity, Equity, and Inclusion Council, which is comprised of approximately 35 associates from across our organization who are tasked with monitoring and implementing diversity, equity, and inclusion initiatives at all levels within the Company.

•	Two of our seven candidates for our Board of Directors are ethnically diverse.
•	Two of our seven candidates for our Board of Directors are women.
•	Approximately 66 percent of our employees are women.
•	Maintaining our commitment to diversity, 37 percent of our new hires were ethnically diverse.
•	We expanded the number of Employee Resource Groups (ERGs) sponsored by the Company.
•	During the COVID-19 pandemic, we worked to ensure our employees were safe, first and foremost, felt supported, and were able to be productive.
•

We rapidly transitioned our content to be available digitally through the All Access Pass and the Leader in Me membership, and made those resources available to our employees to assist with their continued growth and development.

•

In September 2021, we held our first international day of service, which was focused on feeding the hungry and distribution of food to the less fortunate.  Combined with the efforts of our international direct offices and international licensee partners, we contributed thousands of hours to help alleviate hunger all over the world.

For more information on our ESG efforts, please refer to the discussion under the heading “Environmental Stewardship, Social Responsibility, and Governance” found later in this Proxy Statement.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Oversight

Our Board is responsible for and committed to the independent oversight of the business and affairs of our Company, including financial performance, CEO performance, succession planning, strategy, risk management, compensation, growth, and innovations.  In carrying out its responsibilities, the Board advises our CEO and other members of our senior management team to help drive success for our clients and long-term value creation for our shareholders.

Corporate Governance

Franklin Covey upholds a set of basic values and principles to guide our actions, and we are committed to maintaining the highest standards of business conduct and corporate governance.  Our emphasis on corporate governance begins at the top, with our directors, who are elected by, and are accountable to you, our shareholders.  This commitment to governance extends to our management team and to all of our employees.  We have adopted a Code of Business Conduct and Ethics for our directors, officers, and senior financial officers that include the Chief Executive Officer, Chief Financial Officer (CFO), and other members of our financial leadership team.  The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website at www.franklincovey.com.  In addition, each of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available in print free of charge to any shareholder by making a written request to Investor Relations, Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331.  The Code of Business Conduct and Ethics applies to all directors, officers, and employees of Franklin Covey.

A feature of our corporate governance is that our standing committees are comprised of independent directors, as discussed below.  We believe this structure allows for a collective focus by a majority of our independent directors on the various complex matters that come before Board committees.  The overlap inherent in this structure assists these independent directors in the execution of their responsibilities.

Diversity of Board Skills and Experience

Our directors have significant experience with our business and are familiar with the risks and competition we face, which allow them to participate actively and effectively in Board and committee discussions and deliberations.  Our directors meet and speak frequently with each other and with members of our senior management team.  These formal meetings and informal discussions occur based on the needs of our business and the market environment.

The Nominating Committee, in its board composition discussions, has focused on diversity of experience and perspectives in relation to guiding and overseeing the growth and development of our business.  The Board believes the skills, qualities, attributes, and experiences of its directors provide the Company with the business acumen and range of perspectives to engage each other and management to effectively address our evolving needs and represent the best interests of our shareholders.  Consistent with our longstanding focus on diversity and inclusion, the Nominating Committee believes our Board should reflect over time a diversity of gender, race, and age.  Although we do not have a formal policy on Board member diversity, and the Nominating Committee does not follow strict criteria when making decisions, we believe considering diversity is aligned with the Board’s objective of enhancing composition and available skills to most effectively evaluate and guide our strategy now and in the future.  In addition to the considerations discussed in the “Director Nomination Process” section below, the Nominating Committee seeks Board candidates who have the ability to bring diversity to the Board, which includes diverse viewpoints and perspectives.

Changes to our Board of Directors

We have a policy that members of our Board of Directors should retire from service at age 75 unless an extension is specifically approved.  As a result of this policy, Mr.  Dennis G. Heiner will not be nominated for election as a director at our January 2022 Annual Meeting.  Mr.  Heiner has served for 25 years on our Board of Directors and has served as Lead Independent Director and chaired our Nominating Committee for much of his time on the Board.  The Company wishes to express its sincere appreciation to Mr.  Heiner for his insight, leadership, and expertise during his years of dedicated service on our Board of Directors.

In January 2021,  Mr.  Michael Fung, who was a member of our Board of Directors and chair of our Audit Committee, passed away from complications related to COVID-19.  The Company wishes to express its appreciation to Mr. Fung and his family for his contributions to our Board and his oversight of our Audit Committee.

Nominees for Election to the Board of Directors

Our Board currently consists of eight directors, six of whom are currently considered independent.    Mr.  Dennis G. Heiner is one of those independent directors.  Following the 2022 Annual Meeting, and Mr.  Heiner’s retirement from the Board, we expect to have five independent directors.  Nominees for election to the board of directors shall be elected to serve until the next annual meeting of shareholders or until their successors shall have been elected and qualified or until such director’s earlier death, resignation, or removal.  At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the seven nominees named in this Proxy Statement.

We believe each of the nominees listed below bring extensive experience across a variety of disciplines that provides valuable breadth and depth to our Board.  The biographies below describe the skills, qualities, attributes, and experiences of each of the nominees that led the Board to determine that it is appropriate to nominate these directors for election.

Anne H. Chow, 55

Independent Director

Director Since: March 2016

Committees: Chair of the Organization and Compensation Committee and member of the Corporate Governance and Nominating Committee, and Growth and Innovations Committee

Other Directorships: None

Ms. Chow is currently the Chief Executive Officer (CEO) of AT&T Business at AT&T Communications.  As CEO of AT&T Business, Anne is responsible for the company’s Business Solutions organization which serves nearly 3 million business customers in more than 200 countries and territories around the world, including nearly all of the world’s Fortune 1000 companies.  Ms. Chow’s responsibilities include all of AT&T’s business services across wireless, networking, cybersecurity, and advanced solutions, covering more than $35 billion in revenues.  Since 2000, Ms. Chow has held a variety of leadership positions at AT&T, including Senior Vice President – Global Solutions and Sales Operations and Senior Vice President – Premier Client Group.  With decades of experience in the industry, Ms. Chow has led many global organizations through major transformations, developing and executing innovative growth strategies while building role model relationships.  Anne is passionate about education, diversity and inclusion, advancing women in technology, and cultivating next generation leaders.

A long standing, active member of the community, Anne has previously served on the boards of the AT&T Foundation, Hunterdon Healthcare System, New Jersey Chamber of Commerce, Asian and Pacific Islander American Scholarship Fund, Asian American Justice Center, and the Joint Center for Political and Economic Studies.  Ms. Chow currently serves on the Georgia Tech Parents Board, and is a member of the National Board of Directors for the Girl Scouts of the USA.

Ms. Chow holds a Master’s Degree in Business Administration with Distinction from The Johnson School at Cornell University, as well as a Bachelor of Science Degree and Masters of Engineering Degree in Electrical Engineering from Cornell University.  Anne is also a graduate of the Pre-College Division of the Juilliard School of Music.

Director Qualifications:  The Company believes that Ms. Chow’s strong sales and enterprise relationship background as well as her extensive distribution and global leadership experience provide valuable insight and skills to our Board of Directors.  Ms. Chow’s significant involvement with various other entities throughout her career provides her with wide-ranging perspective and experience in the areas of management, operations, finance, and marketing.

Craig Cuffie, 60

Independent Director

Director Since:  September 2021

Committees: Member of the Audit Committee and Growth and Innovations Committee

Other Directorships: None

Mr. Craig Cuffie was appointed to our Board of Directors on September 16, 2021.  Since March 2017, Mr. Cuffie has served as Senior Vice-President and Chief Procurement Officer at Salesforce, and was appointed Executive Vice-President in 2020.  Craig also serves as an executive member of the Global Cyber Security Governance Team, the Global Policy Governance Team, and the Global Crisis Incident Management Team at Salesforce.

Prior to joining Salesforce, Craig founded Eagle Island Advisors in 2015, a boutique private equity firm focused on sourcing lower mid-market opportunities in the 3rd Party Logistics industry.  From 2013 to 2015, Mr. Cuffie served as Vice-President of Global Operations at Jawbone, Inc., and was Chief Procurement Officer and Vice-President of Supply Chain at Clearwire from 2010 through 2013.  From 2003 through 2010, Craig was Vice-President of Supply Chain at Intuit.  Over his career, Mr. Cuffie has accumulated over 30 years of business experience with 20 years of global management responsibility.  Craig’s business experience includes board of director service, supply chain, income statement management, manufacturing, customer support, and procurement in multiple geographies, and he has managed over 2,000 employees.

Mr. Cuffie earned his Masters Degree in management from Renssalaer Polytechnic Institute and is a member of the Executive Leadership Council, the Stanford University Graduate School of Business, Global Supply Chain Forum, the Institute for Supply Chain Management, and the procurement 50 cohort of the World 50.  Craig is an executive sponsor of BOLDforce and AbilityForce, Salesforces’ Employee Resource Groups focused on Black employees and employees with disabilities, respectively.  Mr. Cuffie is a frequent speaker on Diversity and Inclusion, its value and impact to corporate America and society overall.

Director Qualifications:  Mr. Cuffie’s extensive financial and operational expertise, as well as international leadership and prior board experience, provides him with wide-ranging knowledge and experience.  His professional involvement in various capacities during his career enabled Craig to gain experience in many areas including finance, organizational development, financial planning, and corporate governance.  Mr. Cuffie’s substantial financial knowledge and leadership experience enable him to make valuable contributions to our Board of Directors and on the Audit Committee.  During fiscal 2021, the Company engaged an independent placement firm to identify potential candidates for our Board.  Mr. Cuffie was recommended by the independent placement firm.

Donald J. McNamara, 68

Independent Director

Director Since:  June 1999

Committees: Chair of the Audit Committee

Other Directorships: Crow Holdings and A&O Hotels & Hostels

Mr. McNamara is the founder of The Hampstead Group LLC, a private equity investor based in Dallas, Texas, and has served as its Chairman since its inception in 1989.  He has over 35 years of successful investment experience, including Bass Brothers Enterprises, Marriott Corporation, and JMB Realty.  Mr. McNamara currently serves as a Senior Advisor to TPG’s real estate platform, which includes $8 billion of assets collectively in its equity and debt platforms.  Mr. McNamara received an undergraduate degree in architecture from Virginia Tech in 1976 and an MBA from Harvard University in 1978.

Director Qualifications: Mr. McNamara’s experience in private equity provides him with considerable expertise in financial and strategic matters.  This expertise enables him to make valuable contributions to the Company in the areas of raising capital, capital deployment, acquisitions and dispositions, and other major financial decisions.  This experience also qualifies Mr. McNamara to serve as the Audit Committee financial expert.  Don’s involvement with other entities throughout his career provides him with wide-ranging perspective and experience in the areas of management, operations, and strategy.  In addition, Mr. McNamara has a meaningful understanding of our operations having served on our Board of Directors for over 20 years, enabling him to make contributions to our strategy, innovation, and long-range plans.

Joel C. Peterson, 74

Director

Director Since:  May 1997

Committees: None

Other Directorships: Packsize

Mr. Peterson has been on the faculty of the Graduate School of Business at Stanford University since 1992, teaching courses in real estate investment, entrepreneurship, and leadership.   Joel is the former Chairman of the Board of Overseers at the Hoover Institution at Stanford and started his second term as an Overseer in the fall of 2021.  Mr. Peterson formerly served as the Chairman of the Board of JetBlue Airways, and is the Founding Partner and Chairman of Peterson Partners, a Salt Lake City-based investment management firm which has invested in over 200 companies through 13 funds in four primary asset classes: growth-oriented private equity, venture capital, real estate, and search funds.  Prior to Stanford Business School and founding Peterson Partners, Mr. Peterson was Chief Executive Officer of Trammell Crow Company, then the world’s largest private commercial real estate development firm.  Mr. Peterson earned an MBA from Harvard University and received his bachelor’s degree from Brigham Young University.

Director Qualifications: Mr. Peterson brings chief executive leadership, extensive financial experience, and strong academic skills to our Board of Directors.  Mr. Peterson’s roles in executive leadership, financial management, and private equity enable him to make key contributions in the areas of leadership, raising capital, capital deployment, strategy, operations, and growth.  His experience with Peterson Partners and teaching courses on entrepreneurship adds valuable knowledge in growth and long-term strategic planning as well as accessing and deploying capital.  Joel also has a deep understanding of the Company’s operations and background with nearly 25 years of experience on our Board of Directors.  Further, prior to the FranklinCovey merger, Mr. Peterson served as a director of Covey Leadership Center from 1993 to 1997.

Nancy Phillips, 54

Independent Director

Director Since:  May 2020

Committees: Member of the Audit Committee, Corporate Governance and Nominating Committee, and Organization and Compensation Committee

Other Directorships: None

Since December 2019, Ms. Phillips has served as Executive Vice President, Chief People Officer, at ViacomCBS, overseeing the combined company’s global human resources organization.  Nancy is responsible for driving ViacomCBS’s human resources strategy and delivering global programs to create a positive employee experience and a culture of high performance.  Ms. Phillips also oversees the company’s Human Resource (HR) business partners, talent acquisition, organizational effectiveness, learning and development, total rewards, people analytics, HR operations, and global security.

Ms. Phillips previously served as the Executive Vice President, Chief Human Resources Officer at Nielsen from January 2017 to December 2019, as well as on the Nielsen Foundation’s Board of Directors.  Under her leadership, Nielsen was ranked No. 2 on Forbes’ “Employers for Diversity” list and received multiple “Great Place to Work” awards globally.

Prior to joining Nielsen, Nancy was Chief Human Resources Officer of Broadcom during 2015 and 2016 prior to its sale to Avago Technologies, the largest technology deal in history at that time.  Before joining Broadcom, from 2010 to 2014, she led the HR organization for Hewlett Packard’s Imaging and Printing Group, as well as the HP’s Enterprise Services business group, a global organization with more than 120,000 employees.  Prior to her experience at HP, Ms. Phillips served as Executive Vice President and Chief Human Resources Officer for Fifth Third Bancorp, a diversified financial services company with $133 billion in assets from 2008 to 2010.  Nancy also spent 11 years with the General Electric Company serving in a variety of HR leadership roles.

Nancy is active in a range of professional associations, and in 2006 received a YWCA TWIN (Tribute to Women) award in Silicon Valley for her commitment to diversity and inclusion.  A member of the Florida Bar, she began her professional career as an attorney.  Ms. Phillips earned a B.A. in English from the University of Delaware and a J.D. from Samford University in Birmingham, Alabama.

Director Qualifications: Ms. Phillips’ extensive experience in human resource management provides our Board with expertise in human capital management and compensation, which provides her with the knowledge to serve effectively on our Organization and Compensation and Corporate Governance and Nominating Committees.  Nancy’s legal background provides additional insight and expertise to regulatory and other potentially complex human resource matters.

Derek C.M. van Bever, 64

Independent Director

Director Since: September 2019

Committees: Chair of the Growth and Innovations Committee and member of the Audit Committee

Other Directorships: None

Mr. van Bever is a Senior Lecturer of Business Administration in the General Management Unit at the Harvard Business School and is a director of the Forum for Growth and Innovation.  Derek teaches courses in the Harvard MBA program, including Building and Sustaining a Successful Enterprise, and Leadership and Corporate Accountability.  Mr. van Bever is co-chair of Harvard’s Executive Education course in Disruptive Innovation and is co-director of the Harvard Macy Institute’s Leading Innovation in Health Care and Education course.

In 1983, Derek co-founded The Advisory Board Company, a global research, consulting, and technology firm serving hospital and university executives, and was chief research officer of The Corporate Executive Board, the world’s largest executive advisory network.  Mr. van Bever’s research interests include the challenges facing leading companies seeking discontinuous renewal through market-creating innovation, as well as the new models for uniting faith, leadership, and corporate mission that are emerging in the economy.  With his colleague Matthew S. Olsen, Derek is co-author of the book, Stall Points (Yale University Press, 2008), a quantitative and qualitative analysis of the growth experience of companies in the Fortune 100 across the past half-century.  A 2008 Harvard Business Review article authored by Mr. van Bever on the book entitled When Growth Stalls won the McKinsey Award for that year.

Derek received his Masters of Business Administration from the Harvard Business School in 1988, and is a 2011 graduate of Harvard Divinity School (HDS).  Mr. van Bever is a member of the HDS Dean’s Council and recently received the 2019 Dean’s Leadership Award for his leadership in the school’s strategic planning efforts around its 2016 bicentennial.

Director Qualifications: Mr. van Bever brings experience in thought leadership and expertise in business growth, innovation, subscription businesses, and strategy to our Board of Directors.  In his role as chief research officer for The Corporate Executive Board, Derek directed teams studying best practices in strategy, innovation, talent management, finance, and governance in the large-corporate sector worldwide.  The Company believes Mr. van Bever’s experience, thought leadership, and research abilities make him a valuable addition to its Board of Directors.

Robert A. Whitman, 68

Executive Chairman and Chair of the Board of Directors

Director Since:  May 1997

Committees: None

Other Directorships: None

Mr. Whitman has served as the Chairman of the Board of Directors since June 1999 and served as Chief Executive Officer of the Company from January 2000 through August 2021.  Mr. Whitman currently serves as Executive Chairman and Chairman of the Board of Directors.  Mr. Whitman previously served as a director of the Covey Leadership Center from 1994 to 1997.  Prior to joining us, Mr. Whitman served as President and Co‑Chief Executive Officer of The Hampstead Group LLC from 1992 to 2000 and is a founding partner at Whitman Peterson.  Bob received his Bachelor of Arts Degree in Finance from the University of Utah and his MBA from the Harvard Business School.

Director Qualifications: Mr. Whitman’s leadership experience as the Chief Executive Officer of the Company for 21 years and his in-depth knowledge of our strategic priorities and operations enable him to provide valuable contributions and facilitate effective communication between management and the Board of Directors in his new role as Executive Chairman.  Mr. Whitman’s extensive experience in finance, private-equity investing, and leadership also provides him with the knowledge to make valuable contributions to the Board of Directors in the areas of finance, raising capital, and capital deployment.

Affirmative Determination Regarding Board Independence

The Board of Directors has determined each of the following directors to be an “independent director” under the listing standards of the New York Stock Exchange (NYSE):  Anne H. Chow, Craig Cuffie, Dennis G. Heiner, Donald J. McNamara, Nancy Phillips, and Derek Van Bever.  As described above, Mr.  Heiner has not been nominated for election as a director at our January 2022 Annual Meeting.

The Company has engaged Ms. Anne H. Chow to deliver keynote addresses to clients and prospective clients on its behalf.  Ms. Chow will receive compensation for the speeches that she delivers.  The Board of Directors has reviewed the nature and amounts of expected compensation from these addresses and has determined that Ms. Chow will remain an independent director.

In assessing the independence of the directors, the Board of Directors determines whether or not any director has a material relationship with us (either directly, or as a partner, shareholder, or officer of an organization that has a relationship with us).  The Board of Directors considers all relevant facts and circumstances in making independence determinations, including the director independence standards adopted by the Board of Directors and the existence of related-party transactions as described in the section entitled “Certain Relationships and Related Transactions” found in this report.

Board Leadership Structure

During fiscal 2021, we had a combined position of Chairman and CEO and an independent director serving as Lead Independent Director.  The Board of Directors does not have a policy on whether the roles of Chairman and CEO should be separate or combined.  Following the September 1, 2021 appointment of Robert A. Whitman as Executive Chairman and Chairman of the Board and Paul S. Walker as Chief Executive Officer, these roles are no longer combined.    Drawing on Mr. Whitman’s capabilities, broad experience, and extensive knowledge of the Company and its operations, his responsibilities as Executive Chairman will include:

•	Advising the Company and the new CEO during the transition of the Chief Executive Officer;
•	Focusing his efforts on corporate strategy, innovations, key financial matters, and capital transactions;
•	Attending meetings with Company leadership, business partners, employees, and others as requested by the CEO or the Board;
•	Assisting the Board with its oversight of the Company’s risks;
•	Communicating with both internal and external stakeholders, as appropriate;
•	Acting as a primary liaison between the Board and management; and
•	Creating tight alignment between the Board and management as to the Company’s strategic direction, and supporting the execution of the Company’s strategy.

We believe Mr. Whitman’s leadership and previous experience with the Company and its operations will enable him to provide meaningful contributions in the Executive Chairman role.  Our Board regularly assesses the roles of Chief Executive Officer and Chairman of the Board,  and deliberates the merits of its leadership structure to ensure that the most efficient and appropriate structure is in place.  The Board of Directors has determined that if the Chairman of the Board is not an independent director, then there should be a Lead Independent Director.

Ultimately, we believe that our current leadership structure, combined with strong governance practices, creates a productive relationship between our Board and management, including strong independent oversight that benefits our shareholders.    As CEO, Mr. Walker is directly accountable to our Board and, through our Board, to our shareholders.  Mr. Whitman’s role as Executive Chairman and Chairman of the Board is also directly accountable to the Board and to our shareholders.  We believe Mr. Whitman’s role is both counterbalanced and enhanced by the overall independence of the Board and independent leadership provided by our Lead Independent Director, Mr. Heiner.  Mr. Heiner, as Chair of our Nominating Committee, was designated as the Lead Independent Director by our Board.  Our independent directors may elect another independent director as Lead Independent Director at any time.  Mr. Heiner is not standing for election at our January 2022 Annual Meeting and Ms. Anne H. Chow has been elected by the Board to replace Mr. Heiner as Lead Independent Director in January 2022.  Mr. Whitman and Mr. Heiner meet and speak frequently regarding our Board and our Company.

The Board of Director’s Role in Risk Management Oversight

The Audit Committee of our Board of Directors has responsibility for the oversight of risk management, while our management team is responsible for the day-to-day risk management process.  With the oversight of the Board of Directors, management has developed an enterprise risk management strategy, whereby management identifies the top individual risks that we face with respect to our business, operations, strategy, and other factors that were recognized after discussions with key business and functional leaders and reviews of external information.  In addition to evaluating various key risks, management identifies ways to manage and mitigate such risks.  During fiscal 2021,  our management met regularly with the Audit Committee to discuss the identified risks and the efforts that are designed to mitigate and manage these risks.  These risks are allocated to the various committees of the Board of Directors to allow the committees to examine a particular risk in detail and assess its potential impact to our operations.  For example, the Audit Committee reviews compliance and risk management processes and practices related to accounting and financial reporting matters; the Nominating Committee reviews the risks related to succession planning and the independence of the Board of Directors; and the Organization and Compensation Committee reviews the risks related to our various compensation plans.  In the event that a committee is allocated responsibility for examining and analyzing a specific risk, such committee reports on the relevant risk exposure during its regular reports to the entire Board of Directors.

As part of its responsibilities, the Organization and Compensation Committee periodically reviews our compensation policies and programs to ensure that the compensation programs offer appropriate performance incentives for employees, including executive officers, while mitigating excessive risk taking.  We believe that our various compensation programs contain provisions that discourage excessive risk taking.  These provisions include:

•	An appropriate balance between annual cash compensation and equity compensation that may be earned over several years.
•	Metrics that are weighted between the achievement of overall financial goals and individual objectives.
•	Stock ownership guidelines that encourage executive officers to accumulate meaningful levels of equity ownership, which align the interests of executives with those of long-term shareholders.

Based on a review of the nature of our operations by the Organization and Compensation Committee, we do not believe that any areas of the Company are incented to take excessive risks that would likely have a material adverse effect on our operations.

BOARD OF DIRECTOR COMMITTEES AND MEETINGS

Our Board has three standing committees: Audit, Nominating, and Organization and Compensation (the Compensation Committee).  The specific membership of each committee allows us to take advantage of our directors’ diverse skill sets, which enables deep focus on relevant committee matters.    The following table shows the current membership of each of our standing committees.

Director	Audit	Nominating	Compensation
Anne H. Chow	-
Craig Cuffie		-	-
Dennis G. Heiner
Donald J. McNamara		-	-
Joel C. Peterson	-	-	-
Nancy Phillips
Derek van Bever		-	-
Robert A. Whitman	-	-	-

 Committee Chair

 Committee Member

The Board of Directors has adopted a written charter for each of the standing committees, which are reviewed annually.  These charters are available on our website at www.franklincovey.com.  Shareholders may obtain a printed copy of any of these charters free of charge by making a written request to Investor Relations, Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331.

The Audit Committee

The Audit Committee functions on behalf of the Board of Directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the Exchange Act).  The Audit Committee’s primary functions are to:

•

assist our Board in its oversight of our financial statements, legal and regulatory compliance, independent auditors’ qualification, independence, internal audit function performance, and internal controls over financial reporting;

•	decide whether to appoint, retain, or terminate our independent auditors;
•	pre-approve all audit, audit-related, tax, and other services, if any, to be provided by the independent auditors; and
•	prepare the Audit Committee Report.

The Audit Committee is chaired by Mr. McNamara, and each of the members of the Audit Committee is independent as described under NYSE rules and meets the enhanced independence standards established by Rule 10A-3 promulgated under the Exchange Act.  The Board of Directors has determined that one of the Audit Committee members, Donald J. McNamara,  is an  “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

The Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is chaired by Mr. Heiner.    As previously described, Mr. Heiner is not nominated for election at the 2022 Annual Meeting and we will appoint a new chair of the Nominating Committee following the end of Mr. Heiner’s term.  The primary purposes of the Nominating Committee are to:

•	recommend individuals for nomination, election, or appointment as members of our Board and its committees;
•	oversee the evaluation of the performance of our Board, its committees, and our management;
•	ensure that our committees are comprised of qualified and experienced independent directors;
•	review and concur in the succession plans for our CEO and other members of senior management; and
•

take a leadership role in shaping our corporate governance, including developing, recommending to the Board, and reviewing on an ongoing basis the corporate governance principles and practices that apply to our Company.

In carrying out the responsibilities of the Nominating Committee, Mr. Heiner frequently met or had discussions with our CEO during the fiscal year.  All of the members of the Nominating Committee are independent as defined under NYSE rules.

The Organization and Compensation Committee

We are in a business that relies heavily on our people for a competitive advantage.  As a result, our Organization and Compensation Committee plays a pivotal role in enabling us to attract and retain the best talent for the growth and strategic needs of our Company.  Whenever possible, our goal is to be in a position to appoint people from within our Company to our most senior leadership positions, and our executive compensation program is intended to incentivize our people to stay at Franklin Covey and to aspire to these senior roles.

The Compensation Committee is currently chaired by Ms. Chow and regularly met without any employees present to discuss executive compensation matters, including Mr. Whitman’s compensation package, during fiscal 2021.  The primary functions of the Compensation Committee are to:

•	determine and approve the compensation of our CEO and other executive officers;
•	review and make recommendations to the Board for any incentive compensation and equity-based plans that are subject to Board approval;
•

assist our Board in its oversight of the development, implementation, and effectiveness of our policies and strategies relating to our human capital management, including recruiting, retention, career development and progression, diversity, and employment practices;

•	review management development plans and succession plans to ensure business continuity (other than that within the purview of the Nominating Committee);
•	provide risk oversight of all Company compensation plans;
•	review periodically the form and amount of non-employee director compensation and make recommendations to our Board with respect thereto; and
•	prepare the Compensation Committee Report.

All of the Compensation Committee members are independent as defined under the NYSE enhanced independence standards.    As described below in “Compensation Committee Interlocks and Insider Participation” and “Certain Relationships and Related Transactions,” none of the Compensation Committee members had any material business relationships with the Company.

The Compensation Committee administers all elements of our executive compensation program, including our stock-based long-term incentive plans.  In consultation with the Compensation Committee, Mr. Whitman annually reviews and establishes compensation for the other Named Executive Officers.  The Compensation Committee regularly reports to the full Board on decisions related to the executive compensation program.

Compensation Consultants

Our Compensation Committee recognizes the importance of using an independent compensation consulting firm that is appropriately qualified and that provides services to our Board.  During fiscal 2021, the Compensation Committee engaged and received the advice of Mercer as compensation consultants.    Mercer provided information to the Compensation Committee regarding stock-based compensation plans,  executive compensation, and director compensation that were used as components of the overall mix of information used to evaluate our compensation plans.    Our Compensation Committee reviewed its relationship with Mercer and determined that its work does not raise any conflicts of interest and that Mercer was independent under the factors set forth in the NYSE rules for compensation committee advisors.  Further information regarding the role of these compensation consultants can be found in the Compensation Discussion and Analysis.

Compensation Committee Interlocks and Insider Participation

Anne H. Chow, Dennis G. Heiner, Nancy Phillips, Michael Fung, and E. Kay Stepp each served on the Compensation Committee during fiscal 2021.  No member of the Compensation Committee was an officer or employee of the Company or any of our subsidiaries or had any substantial business dealings with the Company or any of our subsidiaries during fiscal 2021 nor was formerly an officer of the Company.  None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or our Compensation Committee.

Growth and Innovations Committee

Our Board of Directors has established a supplemental Growth and Innovations Committee to leverage the skills and abilities of our Directors to achieve specific objectives.  The Growth and Innovations Committee does not have a charter and is not required by Securities and Exchange Commission (SEC) rules or Company bylaws.  Our Growth and Innovations Committee is designed to: 1) assist our management with strategic guidance over growth initiatives and the execution of these initiatives to drive increased sales and shareholder return; and 2) provide strategic direction in our efforts to expand our content and offerings into areas that will provide meaningful results for clients and new growth opportunities.

Mr. van Bever is the Chair of the Growth and Innovations Committee and is joined by Ms. Chow, Mr. Cuffie, and Ms. Phillips as members of this committee.  We believe the experience and skills of these directors provides valuable strategic direction to the Company’s ongoing growth and innovation objectives.

Commitment of our Directors

Our Board and its standing committees met regularly during fiscal 2021 as shown below.

Meetings
Board	5
Audit	7
Nominating	4
Compensation	5

In addition to the formal meetings shown above, our Board regularly participated in informal update calls with members of our executive management as necessary throughout fiscal 2021.

Our Lead Independent Director plays an active role on our Board of Directors.  Mr. Heiner reviewed the agenda, schedule, and materials for each Board and Nominating Committee meeting and presided over executive sessions of the independent directors.  Any independent director may call for an executive session and suggest agenda items for Board or committee meetings.

All of the members of our Board of Directors attended at least 75 percent of the Board and committee meetings for which they were entitled to participate.  Although we encourage Board members to attend our Annual Meeting, we do not have a formal policy regarding director attendance at our annual shareholder meetings.  Seven members of our Board of Directors attended our most recent annual meeting of shareholders, which was held in January 2021.

Director Nomination Process

As indicated above, the Nominating Committee oversees the director nomination process.  The Nominating Committee is responsible for identifying and evaluating candidates for membership on the Board of Directors and recommending to the Board of Directors nominees to stand for election.  Each candidate to serve on the Board of Directors must be able to fulfill the responsibilities for directors set out in the Corporate Governance Guidelines approved by the Board of Directors.  These Corporate Governance Guidelines may be found on our website at www.franklincovey.com.  In addition to the qualifications set forth in the Corporate Governance Guidelines, nominees for director will be selected on the basis of such attributes as their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties, and the likelihood that he or she will be able to serve on the Board for a sustained period.  In connection with the selection of nominees for director, consideration will be given to the Board’s overall balance of diversity of perspectives, backgrounds, and experiences.  We believe it is important to have an appropriate mix of diversity for the optimal functionality of the Board of Directors.  Although we do not have a formal diversity policy relating to the identification and evaluation of nominees for director, the Nominating Committee considers all of the criteria described above in identifying and selecting nominees and in the future may establish additional minimum criteria for nominees.

Although not an automatically disqualifying factor, the inability of a director candidate to meet independence standards of the NYSE will weigh negatively in any assessment of a candidate’s suitability.

The Nominating Committee intends to use a variety of means of identifying nominees for director, including outside search firms, recommendations from current Board members, and recommendations from shareholders.  In determining whether to nominate a candidate, the Nominating Committee will consider the current composition and capabilities of serving Board members, as well as additional capabilities considered necessary or desirable in light of existing Company needs and then assess the need for new or additional members to provide those capabilities.

Unless well known to one or more members of the Nominating Committee, normally at least one member of the Nominating Committee will interview a prospective candidate who is identified as having high potential to satisfy the expectations, requirements, qualities, and capabilities for Board membership.

Shareholder Nominations

The Nominating Committee, will consider, but shall not be required to nominate, candidates recommended by our shareholders who beneficially own at the time of the recommendation not less than one percent of our outstanding stock (Qualifying Shareholders).

Generally speaking, the manner in which the Nominating Committee evaluates nominees for director recommended by a Qualifying Shareholder will be the same as for nominees from other nominating sources.  However, the Nominating Committee will seek and consider information concerning the relationship between a Qualifying Shareholder’s nominee and that Qualifying Shareholder to determine whether the nominee can effectively represent the interests of all shareholders.

Qualifying Shareholders wishing to make recommendations to the Nominating Committee for its consideration may do so by submitting a written recommendation, including detailed information on the proposed candidate, including education, professional experience, and expertise, via mail addressed as follows:

Franklin Covey Co.

c/o Stephen D. Young, Corporate Secretary

2200 West Parkway Boulevard

Salt Lake City, UT  84119-2331

Communications with Directors

Shareholders or other interested parties wishing to communicate directly with the Board of Directors or the non-management directors as a group, may contact the Lead Independent Director directly via e-mail at lead.director@franklincovey.com.  Our Audit Committee chairman may also be contacted directly via e-mail at audit.committee@franklincovey.com.  You may also contact members of the Board in writing by addressing the correspondence to that individual or group, c/o Stephen D. Young, Corporate Secretary, Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331.  All such written communications will initially be received and processed by the office of the Corporate Secretary.  Depending on the nature of the correspondence, the Secretary or Assistant Secretary will initially review such correspondence and either (i) immediately forward the correspondence to the indicated director and to the Chair of the Nominating Committee, or (ii) hold for review during the next regular meeting of the Board of Directors.

Fiscal 2021 Director Compensation

Director compensation is set by the Organization and Compensation Committee and approved by the Board of Directors.  Our management does not play a role in setting Board compensation.  During fiscal 2021, we compensated members of the Board of Directors using a combination of cash and equity-based compensation.  Robert A. Whitman, our Executive Chairman and Chairman of the Board of Directors and previous CEO, does not currently receive compensation for his service as a director.  The fiscal 2021 compensation received by Mr. Whitman for his role as Chairman and CEO is shown in the Fiscal 2021 Summary Compensation Table, contained in the “Executive Compensation” section of this proxy statement.

During fiscal 2021, the other directors were paid the following amounts for services provided:

Compensation Element	Amount
Annual restricted stock award	$100,000
Annual cash retainer	40,000
Committee retainer, paid for service on each committee	10,000
Lead independent director annual retainer	30,000
Audit committee chair annual retainer	15,000
Compensation committee chair annual retainer	10,000
Nominating committee chair annual retainer	5,000

We reimbursed the Directors for their out-of-pocket travel and related expenses incurred while attending Board and committee meetings.

Fiscal 2021 Director Compensation Table

A	B	C	D	E	F	G	H
Name	Fees earned or paid in cash ($)	Stock awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other Comp ($)	Total ($)
Anne H. Chow(1)	75,000	100,000	-	-	-	5,000	180,000
Craig Cuffie(2)	-	-	-	-	-	-	-
Michael Fung(3)	42,500	100,000	-	-	-	-	142,500
Dennis G. Heiner	112,500	100,000	-	-	-	-	212,500
Donald J. McNamara	40,000	100,000	-	-	-	-	140,000
Joel C. Peterson	40,000	100,000	-	-	-	-	140,000
Nancy Phillips	75,000	100,000	-	-	-	-	175,000
E. Kay Stepp(4)	40,000	100,000	-	-	-	-	140,000
Derek C.M. van Bever	65,000	100,000	-	-	-	-	165,000

Amounts reported in column C represent the fair value of stock-based compensation granted to each non-employee member of the Board of Directors.  All Board of Director restricted stock awards are made annually in January following the Annual Meeting and have one-year vesting terms.  In January 2021, each non-employee member of the Board received a restricted stock award of 4,007 shares that had a fair value of $100,000.  The fair value of the stock awards presented in column C was based on a share price of $24.96 per share, which was the closing price of our common stock on the date that the award was granted.  At August 31, 2021, the directors held a total of 24,042 shares of restricted stock.  For further information on the calculation used to value the stock awards presented in Column C, refer to Note 12 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended August 31, 2021 as filed with the SEC on November 12, 2021.

(1)

In addition to compensation received for service on our Board of Directors, Ms. Anne Chow may also deliver speeches and presentations on our behalf.    During fiscal 2021, Ms. Chow presented at one event and received $5,000 in additional compensation, which is shown in column G on the Director Compensation Table above.

(2)	Mr. Craig Cuffie was appointed to our Board of Directors on September 16, 2021.

(3)	Mr. Michael Fung passed away in late January 2021 and therefore only served for part of the fiscal year on our Board of Directors.

(4)	Ms. Kay Stepp did not stand for reelection and retired from service on our Board of Directors in January 2021.

Fiscal 2022 Director Compensation

The following changes to Board compensation have been approved by the Compensation Committee for fiscal 2022:

•	The annual cash retainer will increase from $40,000 per year to $50,000 per year.
•	The fair value of the annual restricted stock award will increase from $100,000 per year to $110,000 per year.

Subject to the limits in the Franklin Covey Co. 2022 Omnibus Incentive Plan (Proposal No. 4 and Appendix B), if approved by our shareholders, a director may choose to receive all of their Board fees in shares of our common stock.

ENVIRONMENTAL STEWARDSHIP, SOCIAL RESPONSIBILITY, AND GOVERNANCE

Culture and Diversity, Equity, and Inclusion (DEI) at Franklin Covey

Our mission is to enable greatness in individuals and organizations regardless of race, religion, gender, or other individual characteristics.  We stand firmly against racism and discrimination and we expect our associates to create environments of acceptance and contribution as we teach in our Unconscious Bias offering.  Our goal is to have every associate feel they are a valued member of a winning team doing meaningful work in an environment of trust.  To accomplish this goal, we are focused on attracting, developing, and retaining talent while looking through the lens of diversity, equity, and inclusion in each area.

In January 2021, we established the new position of Director of Learning, Development, and Inclusion.  This position is responsible for the internal learning and development our associates in ways that align with our strategic plans for growth.  In addition, we established the Franklin Covey Diversity, Equity, and Inclusion Council, which is comprised of approximately 35 associates from across our organization who are tasked with monitoring and implementing diversity, equity, and inclusion initiatives at all levels within the Company.  Franklin Covey also sponsors an increasing number of Employee Resource Groups, which are groups of employees who come together based on a shared interest in a specific dimension of diversity.  Our global ERG network spans varying dimensions of diversity and is open to all associates.  These ERGs are a cornerstone of our diversity, equity and inclusion efforts.  We believe our ERGs represent and support our diverse workforce, facilitate networking and connections with peers, and create a culture of inclusion and engagement within the organization.

We believe the diverse and global makeup of our workforce allows us to successfully serve a variety of clients with different needs on a worldwide basis.

We also remain steadfast in our commitment to recruiting and developing Black, Indigenous, and People of Color (BIPOC) associates.  From June 1, 2020 through May 31, 2021, 37 percent of our new hires were BIPOC associates.  In an effort to increase the population of BIPOC associates, we have expanded our recruitment efforts.  We hope to increase the number of BIPOC applicants to ensure we are hiring the most qualified people while increasing our diversity.  We are also actively engaged in ensuring that our associate promotions are fair and equitable.

Through our ongoing associate development efforts, from June 1, 2020 to May 31, 2021, over 79 percent of our promotions awarded were to women and more than 11 percent of promotions were awarded to BIPOC associates.  As of June 1, 2021, 47 percent of all Vice Presidents within Franklin Covey are women.

For more information on our Human Capital resources, refer to Item 1 in our Form 10-K for the fiscal year ended August 31, 2021 as filed with the SEC on November 12, 2021.

Our Response to COVID-19

Franklin Covey cares about the health and safety of its associates.  In response to the COVID-19 pandemic, we quickly and effectively transitioned more than 90 percent of our associates to remote work and worked diligently to adhere to the Centers for Disease Control and Prevention and local health professional guidance to ensure that we implemented best practices to protect the safety of colleagues while continuing to serve clients, partners, and other stakeholders.  We believe these actions have been effective during the ongoing COVID-19 pandemic.

Supporting Our Communities

We strongly believe that the benefits of our success and scale should enrich our stakeholders, including the communities in which we operate.  We are committed to being responsible global and corporate citizens by positively contributing to the communities in which we work and live.

In September 2021, we held our first international day of service, which was focused on feeding the hungry and distribution of food to the less fortunate.  Combined with the efforts of our international direct offices and international licensee partners,

Franklin Covey associates volunteered thousands of hours to help alleviate hunger around the world.  We plan to make this day of service an annual event to be held in connection with our annual kick off meetings.

Environmental Sustainability

As one of the world’s leading training and content companies, we acknowledge our responsibility to reduce our environmental impact where possible.  We care about our communities—both local and global—and we are committed to pursuing environmental sustainability initiatives.

In fiscal 2021, our use of air travel dropped significantly, while our use of virtual meetings and interviews increased significantly.  We are likely to retain some degree of this change in the future.  In addition, the majority of our workforce now works from home, which reduces our carbon footprint and congestion of roadways.

Our training materials are available in digital or paper-based formats.  If a client chooses to use printed materials, we seek to source our training materials from suppliers which are environmentally responsible.  In addition, our materials are primarily comprised of paper, which we believe is a sustainable and renewable resource.

Stakeholder Engagement:  Extending our Reach

We seek to create deeper partnerships with organizations to drive and advance our purpose of enabling greatness in people and organizations throughout the world.  As a result, we engage with the following stakeholders:

•	Clients and potential clients, including schools
•	Shareholders and potential shareholders
•	Associates and potential associates
•	Suppliers/Vendors

We believe our efforts in the ESG arena will promote and create positive differences in our associates and the communities in which we live and operate.  We believe that our content and offerings are designed to foster greater equality and respect, and will improve the cultures of organizations that utilize our offerings.

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth information as of November 30, 2021, with respect to the beneficial ownership of shares of Common Stock by each person known by us to be the beneficial owner of more than five percent of our Common Stock, by each director, by our executive  officers, and by all directors and officers as a group.  Unless noted otherwise, each person named has sole voting and investment power with respect to the shares indicated.  The percentages set forth below have been computed without taking into account treasury shares held by us and are based on 14,288,484 shares of Common Stock outstanding as of November 30, 2021.  At the date of this report, there were no shares of Series A or B Preferred Stock outstanding.

As of November 30, 2021	Number of Common Shares	Percentage of Class
Blackrock, Inc.(1) 55 East 52nd Street New York, NY 10055	1,333,175	9.3%
Pembroke Management, LTD(1) 1002 Sherbrooke Street West Suite 1700 Montreal, Canada A8 H3A 354	800,258	5.6%
Robert A. Whitman	591,579	4.1%
Donald J. McNamara(2)(3)	439,029	3.1%
Joel C. Peterson(2)	230,429	1.6%
M. Sean Covey	207,467	1.5%
Stephen D. Young	200,802	1.4%
Dennis G. Heiner(2)	72,932	* %
Colleen Dom	31,759	* %
Paul S. Walker	27,556	* %
C. Todd Davis	26,150	* %
Anne H. Chow(2)	14,731	* %
Jennifer C. Colosimo	5,997	* %
Derek C.M. van Bever(2)	3,060	* %
Nancy Phillips(2)	-	-%
Craig Cuffie	-	-%
All directors and executive officers as a group (14 persons)(2)(3)	1,851,491	13.0%

(1)Information for Blackrock Inc. and Pembroke Management, LTD is provided as of September 30, 2021, the filing of their last 13F Report.

(2)The share amounts indicated exclude restricted stock awards currently held by the following persons in the following amounts: Anne H. Chow, 4,007 shares; Dennis G. Heiner, 4,007 shares; Donald J. McNamara, 4,007 shares; Joel C. Peterson, 4,007 shares; Nancy Phillips,  4,007 shares; Derek C.M. van Bever, 4,007 shares; and all directors as a group, 24,042 shares.  These restricted stock awards do not have voting power or dividend rights until the shares actually vest to members of the Board of Directors.

(3)The share amount includes those held for Donald J. McNamara by the Donald J. and Joan P. McNamara Foundation with respect to 23,000 shares.  Mr. McNamara is the trustee of his foundation, having sole voting and dispositive control of all shares held by the foundation, and may be deemed to have beneficial ownership of such shares.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our Board and executive officers, and persons who own more than 10 percent of our Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other securities which are derivative of our Common Stock.  Executive officers, directors and holders of more than 10 percent of our Common Stock are required by SEC regulations to furnish us with copies of all such reports they file.  Based upon a review of the copies of such forms received by us and information furnished by the persons named above, we believe that all reports were filed on a timely basis during fiscal 2021 except for a Form 4 which was filed for Ms. Kay Stepp on December 1, 2020 that should have been filed on November 27, 2020.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

We review all relationships and transactions in which the Company and certain related persons, including our directors, executive officers, and their immediate family members, are participants, to determine whether such persons have a direct or indirect material interest.  Our legal and accounting departments have responsibility for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related party transactions and for then determining, based upon the facts and circumstances, whether the Company or a related party has a direct or indirect material interest in the transaction.  As required under SEC rules, transactions that are determined to be directly or indirectly material to us or the related party are disclosed in our  Proxy Statement.  In addition, a disinterested majority of the full Board of Directors or Audit Committee reviews and approves any related party transaction that is required to be disclosed.

Related Party Transactions

We previously acquired CoveyLink Worldwide, LLC (CoveyLink).  CoveyLink conducts seminars and training courses, and provides consulting based upon the book The Speed of Trust by Stephen M.R. Covey, who is the brother of M. Sean Covey.    Prior to the acquisition date, CoveyLink granted us a non-exclusive license related to The Speed of Trust book and related training courses for which we paid CoveyLink specified royalties.  As part of the CoveyLink acquisition, we obtained an amended and restated license of intellectual property that granted us an exclusive, perpetual, worldwide, transferable, royalty-bearing license to use, sell, and perform the licensed material in any format or medium and through any market or distribution channel.  The amount expensed for these royalties to Stephen M.R. Covey under the amended and restated license agreement totaled $1.5 million during the fiscal year ended August 31, 2021.  In connection with the CoveyLink acquisition, we also signed a speaking services agreement that pays Stephen M.R. Covey a portion of the speaking revenues received for his presentations. During fiscal 2021 we expensed $0.6 million for these presentations.

We pay M. Sean Covey, who is also an executive officer of the Company, a percentage of the royalty proceeds received from the sales of certain books authored by him in addition to his salary.  During the fiscal year ended August 31, 2021, we expensed $0.1 million for these royalty payments.

During fiscal 2021, we employed Joshua M.R. Covey, who is the brother of M. Sean Covey, and paid him compensation totaling $140,000.  We also employed Dr. John Covey, an uncle of M. Sean Covey, and paid him compensation totaling $95,008 in fiscal 2021.

We employ John Harding, who is the brother-in-law of Stephen D. Young, and paid him compensation totaling $90,946 during the fiscal year ended August 31, 2021.    We also employ Jonathan Lofgren, who is Scott J. Miller’s brother-in-law, and paid him compensation totaling $107,441 in fiscal 2021.

Each of these listed transactions was approved according to the procedures cited above.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

Our Compensation Committee, composed of three independent directors, determined the fiscal 2021 compensation for our named executive officers, whom we call our “NEOs” and who held the following positions during fiscal 2021:

•	Robert A. Whitman – Chairman and Chief Executive Officer (CEO);
•	Stephen D. Young – Chief Financial Officer (CFO);
•	Paul S. Walker – President and Chief Operating Officer (COO);
•	M. Sean Covey – President of Education Division; and

•	Colleen Dom – Executive Vice President, Operations.

Overview

This Compensation Discussion and Analysis (CD&A) describes in detail:

•	The guiding principles, philosophy, and objectives of our executive compensation program, including shareholder-minded compensation practices we employ;
•	Our fiscal 2021 executive compensation program; and
•	Actual compensation earned by or provided to our NEOs as required by SEC rules.

We begin this CD&A with a short summary of our basic approach to executive compensation and our financial results for fiscal 2021.

Basic Elements of and Approach to Executive Compensation at Franklin Covey

The basic elements of compensation for our executives, including our NEOs, are salary, annual cash incentive compensation based on progress against performance metrics, which we call “STIP” (for short-term incentive plan) awards, time and performance-based equity awards, which we call “LTIP” (for long-term incentive plan) awards, and employee benefits, including retirement and severance benefits.  The Compensation Committee of our Board of Directors sets salaries and STIP metrics at the beginning of each year and considers LTIP awards annually.

We are a people business.  We take what we believe to be a rigorous pay-for-performance approach.  Accordingly, the key elements of compensation are similar in structure for all employees within our various geographic regions. In recent years, we have increased the percentage of pay that is based on performance, including variable, and performance-measured compensation for more senior people, including our NEOs.  We have also adopted many compensation policies that we believe to be shareholder minded.  As a result, we have received overwhelming support from shareholders in our annual “say-on-pay” votes, including an over 90% “FOR” say-on-pay vote last year.

Fiscal 2021 Performance

As a result of our continued transition to a subscription-based model, performance for fiscal 2021 was very strong and exceeded expectations:

•	Our consolidated revenue increased 13% year-over-year to $224.2 million.
•	Our Adjusted EBITDA increased 96% year-over-year to $28.0 million.

This strong performance reflects the continuation and acceleration of key trends, including the following: (1) our Enterprise Division sales in North America grew 16% to $119.6 million in fiscal 2021; (2) our Education Division sales grew 13% to $48.9 million in fiscal 2021; and (3) we achieved significant increases in All Access Pass deferred revenue with our international operations. In North America, All Access Pass subscription and subscription services sales already account for 83% of total sales and are expected to increase to approximately 90% of our sales within the next few years. We also anticipate All Access Pass and subscription services to make up the majority of our sales in our international operations in the coming years.

Shareholder-Minded Compensation Practices

The Compensation Committee regularly reviews and considers the views of shareholders and proxy advisory firms on corporate pay practices.  In this regard, we reach out to key shareholders to solicit their views on executive compensation and consider the results of our annual say-on-pay vote.  Taking these and other inputs into account, the Compensation Committee has implemented and maintains the following policies:

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Clawback Policy – The Board has authority to require reimbursement of any STIP or LTIP payment made to an executive officer where: (1) the payment was based on achieving financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the SEC; (2) the Board determines the executive engaged in misconduct that caused the need for the substantial restatement; and (3) a lower payment would have been made to the executive based on the restated financial results.  In such an instance, the Company expects that it will seek to recover from the individual executive the amount by which the individual executive’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

•

Hedging Policy – Our directors and executive officers are prohibited from buying or selling publicly traded options, puts, calls or other derivative instruments related to Company stock.  All other employees are discouraged from engaging in hedging transactions related to Company stock.

•	No Option Repricing Without Shareholder Approval – Our equity plans expressly prohibit option repricing without shareholder approval.
•	No Excise Tax Gross-ups – Excise tax gross-ups for our NEOs are prohibited.
•

Stock Ownership Guidelines – Our stock ownership guidelines require an ownership threshold of five times base salary for our CEO, three times base salary for our CFO and two times base salary for our other NEOs. Each NEO is targeted to reach the applicable threshold within five years of the policy becoming applicable to the NEO and from the date the NEO first has shares awarded as part of their annual compensation.  NEOs are prohibited from selling any shares until after these established guidelines are met.  The Compensation Committee annually reviews executives’ progress toward meeting these guidelines.  For fiscal 2021, the stock ownership of each of our CEO, our CFO, Mr. Walker, Mr. Covey and Ms. Dom met or exceeded the applicable threshold.

In addition to the stock ownership guidelines for our NEOs, a Board policy requires that each director who is not an employee of the Company maintain beneficial ownership of the Company’s common stock and/or vested restricted stock units (RSUs), equal in value to at least five times the annual Board cash retainer at all times during his or her tenure on the Board.  New directors have up to five years of service on the Board in which to meet this ownership requirement.

•	No Significant Perquisites – No significant “corporate perquisites” such as country club memberships or automobile allowances are provided to our NEOs.
•

No Employment Agreements for NEOs and Limited Change-in-Control Benefits – The Company does not enter into employment agreements with its NEOs and has a change-in-control policy for its NEOs that provides for a specific potential change-in-control severance benefit of only one times total targeted annual cash compensation without any excise tax gross-ups.  Our NEOs are subject to the same general (non-change-in-control) severance policies as all Company employees.

•

Pay for Performance Awards – The fiscal 2021 LTIP performance-based equity awards were designed to incentivize specific achievement levels in our results of operations and pay out only if those specified operating improvements are achieved.

Consideration of 2021 Say-on-Pay Voting Results

We held our annual advisory say-on-pay vote with respect to the compensation of our NEOs at our Annual Meeting conducted in January 2021.  Over 90% of the votes cast were in favor of the compensation of our NEOs.  Considering its ongoing shareholder-minded compensation policies, discussions with advisors and the indications of this vote, our Board of Directors and the Compensation Committee considered and discussed this shareholder vote result during fiscal 2021 and determined not to make significant changes to the existing program for fiscal 2021 in response to shareholder feedback.  The Compensation Committee expects to periodically explore various executive pay and corporate governance changes to the extent appropriate to keep our executive compensation program aligned with best practices in our competitive market and the Company’s particular circumstances, keeping shareholder views in mind.  The Compensation Committee intends to continue holding say-on-pay votes with shareholders on an annual basis, consistent with our shareholders’ recommendation.

Guiding Philosophy, Principles and Objectives of our Executive Compensation Program

To fulfill our mission and implement our strategy, Franklin Covey must attract, motivate, and retain highly qualified employees.  We achieve this objective, in part, through working to achieve both a winning culture and a competitive performance-based total compensation program.  We align our executives’ interests with those of our shareholders by tying STIP and LTIP compensation to the Company’s achievement of key measures of growth and key strategic objectives.

We believe variable, performance-based compensation should constitute a significant percentage of our executives’ overall compensation opportunity.  All executive base salary, STIP and LTIP compensation is designed to be market-based.  Variable pay and LTIP pay are linked to, and designed to reward the achievement of, specific performance targets.

The philosophy and objectives of our executive compensation program are reflected in the compensation principles listed below, which guide the Compensation Committee in its oversight of our compensation practices and plans.  The specific objectives of our executive compensation program are to reward achievement of our strategic and annual business plans and to link a major portion of pay directly to performance.  The key principles that guide the Compensation Committee are that the Company’s executive compensation program should:

•

Reflect Performance: We establish multi-year objectives for the Company relating to both growth and the achievement of key strategic objectives to align compensation with performance over both the short and long term.  Annual performance targets are established in the context of these multi-year objectives, and for fiscal 2021 consisted primarily of goals for growth in new business, revenue, Adjusted EBITDA, and deferred revenue.  NEO performance pay levels for the year are generally determined by assessing the Company’s level of achievement compared to these objectives.  Since our NEOs are responsible for overall Company performance against these objectives, their compensation can vary (and has varied) significantly from year to year.

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Encourage Long-Term Company-Wide Focus: We believe that compensation should encourage and reward both the achievement of annual objectives and longer-term, Company-wide performance improvement.  We use a service-based and performance-based RSU program to focus NEO efforts on long-term growth in shareholder value.  We believe that paying a significant portion of variable compensation to our NEOs in the form of equity-based compensation that vests over a period of time, based on performance, also encourages a long-term, Company-wide focus.  Value is realized through delivering results today, but in a way that builds the foundation for delivering even stronger results in the future.  We believe that this practice will lead to our NEOs having a considerable investment in our shares over time.  This investment in turn advances both a culture of teamwork and partnership and encourages a stewardship mentality for the Company among our key leaders.

•

Attract and Retain Talent: We understand the importance of hiring and retaining the best people.  Retention of talented employees is critical to successfully executing our business strategy.  We seek to be what we refer to internally as “the workplace of choice for achievers with heart.”  Successful execution of our business strategy requires that our management team be in place, engaged and focusing their best energy and talents on achieving our business goals and strategies.  For us, compensation is not just an overhead expense; it is a key component of the investments we make and costs we incur to generate our revenues.  In determining the compensation of our NEOs and in reviewing the effectiveness of our compensation program for attracting and retaining talent, the Compensation Committee generally considers the competitive market for talent.  We believe that our compensation programs should enable us to attract and retain talented people and incentivize them to contribute their finest talents to achieving our objectives.  We are pleased that our executive officers have an average tenure of over 24 years with our Company (ranging from 4 to 36 years).

In addition to aligning our compensation programs with the achievement of objectives that drive shareholder value, the Compensation Committee also considers the consistency of our compensation programs and works to ensure that our variable compensation does not encourage imprudent risk-taking.  We have determined that our Company’s approach to the compensation process addresses the need to balance prudence with performance through a combination of:

•	Controls on the allocation and overall management of risk-taking;
•	Comprehensive profit and loss and other management information, that provides ongoing performance feedback;
•	Rigorous, multi-party performance assessments and compensation decisions; and
•

A Company-wide compensation structure that strives to meet industry best practice standards, including a business model that is based on compensating our associates in direct proportion to the revenue and profit contribution they generate.

Our compensation framework seeks to balance risk and reward.  Our executive team is involved in identifying relevant risks and performance metrics for our business.  We work to create a cadence of accountability within our organization through continuous evaluation and measurement of performance compared to what we refer to internally as our “Wildly Important Goals” of achieving profitable growth, meeting strategic objectives and building a winning culture.  Based on the considerations discussed above, in connection with its compensation decisions for fiscal 2021, our Compensation Committee concluded that our Company’s compensation program and policies are structured such that they do not encourage imprudent risk-taking, and that there are no risks arising from such programs and policies that are reasonably likely to have a material adverse effect on the Company.

Analysis of Fiscal 2021 Compensation Decisions and Actions

Fiscal 2021 Executive Compensation Determination Process

The Compensation Committee determined the form and amount of fixed compensation and established specific performance metrics for determining year-end variable compensation to be awarded to our NEOs for fiscal 2021 considering: (1) our financial performance over the prior year and past several years and expectations for fiscal 2021; (2) the individual and collective performance of our NEOs relative to the achievement of metric-based strategic objectives related to growth in key areas; and (3) compensation in connection with our goal of attracting and retaining the best talent.  In particular, the Compensation Committee reviewed at a general level the following financial metrics and related growth rates in connection with making its key compensation decisions:

•	Revenue;
•	Adjusted EBITDA and operating income;
•	Multi-year changes in operating income, Adjusted EBITDA and specific revenue targets;
•	Achieving high rates of revenue retention for subscription-based revenue; and
•	Overall performance, while continuing through the coronavirus pandemic.

Management Input Regarding Compensation Decisions:  Our Compensation Committee meets in executive session to discuss the performance of our CEO and each of the other NEOs.  Our CEO submitted year-end variable compensation calculations (certified by our CFO) and recommendations to the Committee for our other executives, including the NEOs.  These calculations and recommendations precisely followed the payout guidelines established for incentive compensation relating to financial performance.

General Market Assessment: Our Compensation Committee evaluates our NEO compensation program at a high level against market practices. In fiscal 2021, the Committee asked Mercer, the Committee’s compensation consultant, to assess our NEO compensation program, identify considerations that could inform compensation decisions, and advise as to current market practices, trends, and plan designs. Mercer reviewed data from its own research and databases and used this information primarily as supplemental data to assist the Compensation Committee in understanding current market practices related to executive compensation.  Mercer has advised us that our compensation program contains features that reinforce significant alignment with shareholders and a long-term focus and blends subjective assessment and policies in a way that addresses known and perceived risks at levels consistent with market compensation for similar-sized and comparable professional services and content companies, and that the program has been aligned with corporate performance.

The Compensation Committee has assessed Mercer’s independence, as required under NYSE rules, and considered and assessed all relevant factors, including those required by the SEC that could give rise to a potential conflict of interest during fiscal 2021.  The Compensation Committee did not identify any conflicts of interest raised by the work performed by Mercer.

In making pay decisions for fiscal 2021, the Compensation Committee considered how executive compensation should drive desired performance toward our business objectives.  The Compensation Committee also considered the specific business opportunities and challenges facing the Company compared to those of our competitors and similar-sized companies.  However, the Compensation Committee did not specifically benchmark elements of compensation when making its fiscal 2021 executive compensation decisions.  Finally, the Compensation Committee generally considered the past performance of our NEOs, including performance against previous individual and corporate objectives, expected contribution to future corporate objectives and whether the NEOs’ performance was achieved consistent with our governing values.  The Compensation Committee made final judgments regarding the appropriate compensation level for each NEO based on these additional inputs.

The following peer group was used for fiscal 2021.  These companies were selected based on size, industry and types of professional services offered.  The list of peers remains similar to those from fiscal 2020 but with the addition of Computer Task Group, Inc., and Mastech Digital, Inc., and the removal of Rosetta Stone, Inc.  Changes in the peer group are occasionally made to achieve the most accurate comparison.  Annual revenues for the peer group (which is one of several factors considered in selecting the peers) range from approximately $150 million to $844 million.  The data for this peer group was regressed due to the overall revenue of the peer group, to be more comparable with our revenue.  Since our fiscal 2021 revenues totaled just over $224 million, we believe with the previously stated regression, this peer group is appropriate for comparison purposes.  This peer group is one of many tools used by the Compensation Committee for assessing executive compensation and was comprised of the following companies for fiscal 2021:

•	Computer Task Group, Inc.
•	CRA International, Inc.
•	Exponent, Inc.
•	Forrester Research, Inc.
•	GP Strategies Corporation
•	The Hackett Group, Inc.
•	HealthStream, Inc.
•	Heidrick & Struggles International, Inc.
•	Huron Consulting Group, Inc.
•	Information Services Group, Inc.
•	Mastech Digital, Inc.
•	RCM Technologies, Inc.
•	Resources Connection, Inc.

Decisions on Key Elements of Fiscal 2021 Executive Compensation

Total Compensation: In addition to the specific elements of compensation discussed below, we establish annual targets for the total compensation provided to our NEOs.  Based on the key factors described above, along with our expected growth, the Compensation Committee established fiscal 2021 total compensation targets of $2.8 million for our CEO and $1.0 million, on average, for our other NEOs, assuming achievement of targeted results under our STIP and LTIP. These calculations exclude the effects of exercised options for our CEO and CFO, as well as book royalty payments made to Mr. Covey, as noted in the Fiscal 2021 Summary Compensation Table.

Total Compensation Mix: The following charts identify the fiscal 2021 target compensation mix for our CEO and average mix for our other NEOs.

2021 Target Compensation Mix (CEO)	2021 Average Target Compensation Mix (Other NEOs

In particular, the Compensation Committee gave consideration to our CEO’s base pay, which affects his overall compensation level, against a peer set which includes companies that are substantially larger by revenues than Franklin Covey and considered this in setting his compensation levels.  Mr. Whitman again did not receive an increase on base pay this year, and his base pay has increased only 15% over the last 17 years.

Base Salaries

The Company pays a base salary to each of our NEOs to provide a base level of fixed income for services rendered.  The Compensation Committee annually reviews base salary market data and if appropriate, will adjust base salaries to remain at competitive levels.  Based primarily on the Compensation Committee’s subjective consideration of the 2021 market data, salaries for all NEOs remained at the same levels as in the prior year.  The Committee continues to emphasize performance-based variable pay as the primary means by which NEOs may increase their total compensation absent increases in responsibilities.  For specific information about the NEOs’ base salaries for fiscal 2021, see the “Salary” column in the “Fiscal Year 2021 Summary Compensation Table” below.

Annual Performance-Based Variable Pay

Fiscal 2021 Performance-Based Cash Variable Pay Plan: The Company provides annual performance-based cash incentive opportunities to link our NEOs interests to specific financial and strategic goals established by the Compensation Committee.  In fiscal 2021, this STIP for our NEOs included two components for the payout calculation: (1) annual financial performance objectives (70% of payout) and (2) metric-based executive team performance objectives (30% of payout).  The target STIP payout opportunities at 100% for our NEOs, determined by the Compensation Committee based on the considerations described above were: $575,000 for Mr. Whitman; $235,000 for Mr. Young; $284,750 for Mr. Walker and $200,000 each for Mr. Covey and Ms. Dom.  These amounts remained unchanged from the previous year.  The STIP reinforces our strong pay-for-performance philosophy and rewards the achievement of specific business and financial goals during the fiscal year.  STIP opportunities can range from 0% to 200% of target based on performance.

Financial Performance Component (70%): The threshold necessary for NEOs to earn 100% of the financial performance component of their target STIP payout in fiscal 2021 was an increase in qualified Adjusted EBITDA to $21 million, compared to $14.7 million for the previous fiscal year.  The target of $21 million of qualified Adjusted EBITDA was established after carefully considering the impact of the COVID-19 pandemic.  Qualified Adjusted EBITDA is calculated as reported Adjusted EBITDA which is adjusted for the impact of foreign exchange and potentially other items.

The Company uses Adjusted EBITDA in its analysis and decision-making because it provides information that facilitates consistent internal comparisons to the historical operating performance of prior periods, and we believe the measure provides greater transparency to evaluate operational activities and financial results.  Adjusted EBITDA is also the primary measure by which internal business segment performance is evaluated and is regularly communicated to our analysts.  Refer to the table in Appendix A for the reconciliation of Adjusted EBITDA to consolidated net income (loss), a comparable GAAP financial measure.

In fiscal 2021, Qualified Adjusted EBITDA was $28.0 million, which exceeded the $21 million threshold, and was 90% higher than the 14.7 million achieved in FY20. This resulted in a payout of 200% of the 70% financial performance component.  As further described below, our NEOs also received a maximum payout of 200% of the 30% metric-based component of targeted annual incentive pay, based on the degree of achievement of the specified strategic objectives as evaluated by the Compensation Committee.

The following table shows the potential payouts to our NEOs based on the degree of attainment of fiscal 2021 STIP Qualified Adjusted EBITDA objectives (and assuming metric-based executive team performance objectives were achieved).

Potential payouts for fiscal 2021 STIP Qualified Adjusted EBITDA objectives (70%)
Qualified Adjusted EBITDA less than $16.0 million and not meeting performance objectives	If Qualified Adjusted EBITDA as calculated was > 16.0 million and< $21.0 million and meeting performance objectives	Targeted Qualified Adjusted EBITDA of $21.0 million and meeting performance objectives	If Qualified Adjusted EBITDA (including STIP expense) was > $21.0 million and< $25.0 million in and meeting performance objectives	Qualified Adjusted EBITDA (including STIP expense) equal to or greater than $25 million and meeting performance objectives
0%	Pro-rata calculation	100%	Pro-rata calculation	200%

Performance Objectives Component (30%): The performance objectives component of the STIP represents 30% of the STIP award.  These goals are strategic in nature and disclosing details about them could cause potential competitive harm.  However, in general they are objectives with specific measures related to the transition to a subscription-based business model as well as recurring All Access Pass revenue.  Each key strategic goal is individually weighted based on difficulty and on the effort required to achieve the goal, with most goals weighted between 25% and 35% of this portion of the STIP award opportunity.  We believe that the goals established for each NEO were “stretch” goals tied to over-achieving compared to our annual plan in support of the Company’s long-term strategy of building its subscription business.  Each goal was typically linked to what we refer to internally and was previously mentioned as our “Wildly Important Goals” that are cascaded throughout the Company, and progress toward each of these goals was tracked regularly.  Based on performance against these objectives, and the strong performance of the Company’s subscription business, NEOs were paid the maximum 200% of the performance objectives component.

These are reflected in the “Fiscal Year 2021 Summary Compensation Table” found in this document under the heading “Non-Equity Incentive Plan Compensation.”  For more information about the NEOs’ award opportunities under the STIP for fiscal 2021, see the “Fiscal Year 2021 Grants of Plan-Based Awards” table below.  No other annual variable cash compensation awards were earned by the NEOs during fiscal 2021.

Equity Compensation

We believe that the granting of long-term equity awards over the years has created strong alignment of interests between NEOs and shareholders, as reflected in our strong financial performance from fiscal 2010 through fiscal 2021.  The same program and philosophy were reflected in our use of LTIP equity awards in fiscal 2021.

Fiscal 2021 LTIP – Service-Based and Performance-Based Equity Grants: A significant portion of our NEOs’ total targeted compensation for fiscal 2021 was provided in the form of performance-based RSUs that vest upon the achievement of key financial objectives included in our longer-term financial plan over a period of years, and service-based RSUs that vest upon years of service.  If the performance targets are not achieved within the allotted time frame, then the performance based RSU tranches are forfeited.

During fiscal 2021, the Compensation Committee granted service-based and performance-based RSU awards to our NEOs.  Shares may be earned under the fiscal 2021 LTIP award generally based on two components over an approximate three-year service period, which ends on August 31, 2023, as described below:

(1)	25% of the fiscal 2021 LTIP award generally vests after three years of service and is expected to vest on August 31, 2023; and
(2)

75% of the fiscal 2021 LTIP award is based on Qualified Adjusted EBITDA performance, as defined earlier.  We believe that Adjusted EBITDA is one of the most important measures of our financial results and is important in both the short- and long term.  Therefore, this measure is used in both our STIP and LTIP award plans.  The Compensation Committee sets the Qualified Adjusted EBITDA award thresholds at levels which are expected peak in the final year of the award measurement period.  Qualified Adjusted EBITDA for purposes of fiscal 2021 LTIP is based on the highest Qualified Adjusted EBITDA achieved for any rolling four-quarter period during the three-year measurement period ending August 31, 2023.

In addition to payout levels of 50%, 100% and 200% for the achievement of applicable performance goals, the number of shares paid in settlement of the RSU tranche with the financial targets is a pro-rata calculation between a 50% threshold and a 100% target, and a different pro rata calculation between 100% target and 200% maximum.  As of August 31, 2021, the fiscal 2021 performance-based LTIP award remained unearned.  The performance targets for the fiscal 2021 LTIP award (and the corresponding payout levels for achieving the targets) are as follows:

Qualified Adjusted EBITDA Performance Measures

•	$32.0 million (50% of target – minimum threshold);
•	$38.0 million (100% of target); and
•	$45.0 million (200% of target – maximum threshold).

We believe that our LTIP equity-based program aligns a significant portion of our executive compensation with improving performance which increases intrinsic value to our shareholders.  For further information regarding our specific LTIP awards and other share-based compensation instruments (including applicable performance achievement), please refer to the notes to our financial statements found in our Annual Report on Form 10-K for the fiscal year ended August 31, 2021, and the footnotes to the Outstanding Equity Awards at Fiscal 2021 Year-End table which are provided below.  For more information about the NEOs’ award opportunities under the LTIP for fiscal 2021, see the “Fiscal Year 2021 Summary Compensation Table” and “Fiscal Year 2021 Grants of Plan-Based Awards” table below.

Qualified Retirement Benefits: Each of our NEOs participates in our 401(k) plan, which is our tax-qualified retirement plan available to all eligible U.S. employees.  We match participant contributions dollar-for-dollar on the first 1% of salary contributed to the 401(k) plan and 50 cents on the dollar for the next 4% of salary contributed.  Our match for executives is the same received by all associates who participate in the 401(k) plan.  Contributions to the 401(k) plan from highly compensated employees are currently limited to a maximum of 12% of compensation, subject to statutory limits.

Other Benefits: The Compensation Committee evaluated the market competitiveness of the executive benefit package to determine the most critical and essential benefits necessary to retain executives.  Based on information received from Mercer, the Compensation Committee determined to include executive life insurance for certain NEOs.  In addition, the Company agreed to provide our CEO with supplemental disability insurance after he voluntarily terminated his employment agreement with the Company, and in consideration of previous years during which our CEO accepted no compensation.  For fiscal 2021, the Compensation Committee was provided with the estimated value of these items (which value is included in the Fiscal 2021 Summary Compensation Table below), and determined, as in prior years, that these amounts were not material in determining our NEOs’ fiscal 2021 compensation.

•

Term Life Insurance: Franklin Covey provides a portable 20-year term life policy for the CEO and CFO.  The coverage amount is about 2.5 times each NEO’s target annual cash compensation (base salary plus target performance-based cash variable pay).

•

Supplemental Disability Insurance: We provide our CEO with long-term disability insurance which, combined with our current group policy, provides, in the aggregate, monthly long-term disability benefits equal to about 75% of his fiscal 2021 target cash compensation.  Our other NEOs may purchase voluntary supplemental disability insurance at their own expense.

We maintain a number of other broad-based employee benefit plans in which, consistent with our values, our NEOs participate on the same terms as other employees who meet the eligibility requirements, subject to any legal limitations on amounts that may be contributed to or benefits payable under the plans.  These benefits include:

•	Our high-deductible health plans and health savings accounts administered under Sections 125 and 223 of the Internal Revenue Code of 1986, as amended (the Code); and
•	Our employee stock purchase plan implemented and administered under Section 423 of the Code.

Severance Policy: We have implemented a severance policy to establish, in advance, the appropriate treatment for terminated NEOs and to help ensure market competitiveness.  The severance policy uses the same benefit formula for our NEOs as it uses for all our employees.  We do not “gross-up” severance payments to compensate for taxes.  For more information about the terms of this severance policy, see the section below entitled “Executive Compensation – Potential Payments Upon Termination or Change-in-Control.”

Employment Agreements and Change-in-Control Severance Agreements: We do not have employment agreements with any of our NEOs, but we are a party to change-in-control severance agreements with each of our NEOs.  However, consistent with our conservative approach to compensation specific matters that raise shareholder sensitivities, the severance amount is only one time the executive’s salary and bonus.  For more information about the terms of these change-in-control severance agreements, see the section below entitled “Executive Compensation – Potential Payments Upon Termination or Change-in-Control.”

EXECUTIVE COMPENSATION

The Fiscal 2021 Summary Compensation Table below sets forth compensation information for our NEOs relating to fiscal 2021, fiscal 2020 and fiscal 2019, as applicable.

Under SEC rules, the 2021 Summary Compensation Table is required to include for a particular year only those equity-based awards granted during that year, rather than awards granted after our fiscal year end, even if the equity-based award was granted for services in that year.  By contrast, SEC rules require disclosure of cash compensation to be included for the year earned, even if payment is made after year-end.

Fiscal 2021 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Robert A. Whitman	2021	575,000	-	1,150,000	1,150,000	79,251	2,954,251
Chairman and	2020	575,000	-	1,150,000	478,975	73,681	2,277,656
CEO	2019	575,000	-	1,369,289	914,250	73,863	2,932,402
Stephen D. Young	2021	350,000	-	350,000	470,000	12,756	1,182,756
CFO	2020	350,000	-	350,000	195,755	20,011	915,766
	2019	350,000	-	404,822	373,650	16,697	1,145,169
Paul S. Walker	2021	425,000	-	425,000	569,500	15,408	1,434,908
President & COO	2020	419,231	-	425,000	237,196	15,457	1,096,884
	2019	400,000	-	300,000	315,600	12,259	1,027,859
M. Sean Covey	2021	300,000	-	200,000	400,000	132,593	1,032,593
President Education	2020	300,000	-	200,000	166,600	115,306	781,906
Division	2019	300,000	-	200,000	324,600	135,523	960,123
Colleen Dom	2021	300,000	-	200,000	400,000	13,303	913,303
Executive Vice-	2020	300,000	-	200,000	166,600	13,649	680,249
President of Operations	2019	300,000	-	200,000	315,600	10,592	826,192

Salary: The amounts reported in the “Salary” column represent base salaries paid in cash to each NEO for the fiscal year indicated.

Stock Awards: The amounts reported in the “Stock Awards” column for fiscal 2021 represent the aggregate grant date fair value (computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718), based on the probable outcome of any applicable performance criteria, excluding the effect of estimated forfeitures, for the RSUs granted to NEOs as LTIP awards during fiscal 2021.  The probable outcome of the RSUs granted during fiscal 2021 with performance conditions were based on the Company meeting the 100% target for the financial performance condition.  Assuming the maximum performance level is achieved, the value of each LTIP award in this column would be as follows: Mr. Whitman, $2,012,500; Mr. Young, $612,500; Mr. Walker, $743,750; Mr. Covey, $350,000; and Ms. Dom, $350,000 (for further information regarding these stock awards and the assumptions made in their valuation, refer to Note 12, Stock-Based Compensation Plans, in our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year that ended on August 31, 2021).

Non-Equity Incentive Plan Compensation: The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent the amounts paid to each NEO under the STIP for the fiscal year indicated.  Payments are based on achieving strategic objectives established annually and meeting annual financial targets.

All Other Compensation: The amounts reported for fiscal 2021 in the “All Other Compensation” column are set forth in the “Fiscal 2021 All Other Compensation Table” below.

Fiscal 2021 All Other Compensation Table

Name	Year	Company Contributions to 401(k) Plan (a) ($)	Executive Life Insurance Premiums (b) ($)	Executive Disability Premiums (c) ($)	Other ($)	Total ($)
Mr. Whitman	2021	8,534	8,084	57,239	5,394	79,251
Mr. Young	2021	5,366	2,270	—	5,120	12,756
Mr. Walker	2021	8,336	—	—	7,072	15,408
Mr. Covey	2021	7,741	—	—	124,852(d)	132,593
Ms. Dom	2021	6,231	—	—	7,072	13,303

(a)

We match dollar-for-dollar the first one percent of salary contributed to the 401(k) plan and 50 cents on the dollar of the next four percent of salary contributed.  Our match for executives is the same match received by all associates who participate in the 401(k) plan.

(b)

For the CEO and CFO, we maintain an executive life insurance policy with a face value of 2.5 times their target annual cash compensation.  These amounts show the annual premiums paid for each 20-year term executive life insurance policy.

(c)

We provide Mr. Whitman with long-term disability insurance which, combined with our current group policy, provides, in the aggregate, monthly long-term disability benefits equal to 75% of his fiscal 2021 target cash compensation.  The amount shows the premiums paid for Mr. Whitman’s supplemental long-term disability coverage.

(d)For Mr. Covey, this amount includes $117,780 of royalties earned during fiscal 2021 from books he authored that are used in our training and education businesses.

Fiscal 2021 Grants of Plan-Based Awards

The following table sets forth the plan-based equity and cash awards that were granted to our NEOs during fiscal 2021.  We granted three types of awards in fiscal 2021: annual incentive-based cash awards (STIP); LTIP equity awards in the form of service-based RSUs; and LTIP equity awards in the form of performance-based RSUs.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards (d) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Whitman
STIP (a)	—	—	575,000	1,150,000	—	—	—	—	—
LTIP RSUs (b)	10/02/2020	—	—	—	25,000	50,000	100,000	—	862,500
LTIP RSUs (c)	10/02/2020	—	—	—	—	—	—	16,667	287,500

Mr. Young
STIP (a)	—	—	235,000	470,000	—	—	—	—	—
LTIP RSUs (b)	10/02/2020	—	—	—	7,609	15,218	30,435	—	262,500
LTIP RSUs (c)	10/02/2020	—	—	—	—	—	—	5,073	87,500

Mr. Walker
STIP (a)	—	—	284,750	569,500	—	—	—	—	—
LTIP RSUs (b)	10/02/2020	—	—	—	9,240	18,479	36,957	—	318,750
LTIP RSUs (c)	10/02/2020	—	—	—	—	—	—	6,160	106,250

Mr. Covey
STIP (a)	—	—	200,000	400,000	—	—	—	—	—
LTIP RSUs (b)	10/02/2020	—	—	—	4,348	8,696	17,392	—	150,000
LTIP RSUs (c)	10/02/2020	—	—	—	—	—	—	2,899	50,000

Ms. Dom
STIP (a)	—	—	200,000	400,000	—	—	—	—	—
LTIP RSUs (b)	10/02/2020	—	—	—	4,348	8,696	17,392	—	150,000
LTIP RSUs (c)	10/02/2020	—	—	—	—	—	—	2,899	50,000

(a)These amounts relate to the STIP cash awards for the annual performance period ending August 31, 2021.  The actual payouts made to the NEOs for this program are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Fiscal 2021 Summary Compensation Table” above.

(b)These amounts relate to the LTIP equity awards granted to the NEOs in the form of performance-based RSUs, which generally vest based on the highest rolling four-quarter levels of Qualified Adjusted EBITDA achieved during the measurement period, which ends on August 31, 2023.

(c)These amounts relate to the LTIP equity awards granted to the NEOs in the form of service-based RSUs, which generally vest on August 31, 2023.

(d)The amounts reported in the “Grant Date Fair Value of Stock and Option Awards” column for fiscal 2021 represent the aggregate grant date fair values (computed in accordance with ASC Topic 718), based on the probable outcome of any applicable performance conditions, excluding the effect of estimated forfeitures, for the RSUs granted to NEOs as LTIP awards.  For the performance-based RSUs, the fair value on the grant date was based on the probable (Target) outcome that the target award would vest to participants.

Employment and Change-in-Control Severance Agreements

We do not maintain employment agreements with any of our NEOs, but we do maintain change-in-control severance agreements with each of our NEOs.  For more information about the terms of these change-in-control severance agreements, see the section below entitled “Executive Compensation – Potential Payments Upon Termination or Change-in-Control.”  Also see the section above entitled “Compensation Discussion and Analysis – Total Compensation Mix” for more information about the mix of compensation elements for our NEOs.

Outstanding Equity Awards at Fiscal 2021 Year-End

The following equity awards granted to our NEOs were outstanding as of August 31, 2021.

	Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (f)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Un-earned Shares, Units or Other Rights That Have Not Vested ($) (f)
Mr. Whitman	10/02/20	—	—	—	—	—	100,000(a)	4,347,000
	10/02/20	—	—	—	16,667(b)	724,514	—	—
	10/18/19	—	—	—	—	—	48,293(c)	2,099,297
	10/18/19	—	—	—	8,049(d)	349,890	—	—
	10/01/18	—	—	—	—	—	73,688(e)	3,203,217

Mr. Young	10/02/20	—	—	—	—	—	30,435(a)	1,323,009
	10/02/20	—	—	—	5,073(b)	220,523	—	—
	10/18/19	—	—	—	—	—	14,699(c)	638,966
	10/18/19	—	—	—	2,450(d)	106,502	—	—
	10/01/18	—	—	—	—	—	22,428(e)	974,945

Mr. Walker	10/02/20	—	—	—	—	—	36,957(a)	1,606,521
	10/02/20	—	—	—	6,160(b)	267,775	—	—
	10/18/19	—	—	—	—	—	17,849(c)	775,896
	10/18/19	—	—	—	2,975(d)	129,323	—	—
	10/01/18	—	—	—	—	—	19,223(e)	835,624

Mr. Covey	10/02/20	—	—	—	—	—	17,392(a)	756,030
	10/02/20	—	—	—	2,899(b)	126,020	—	—
	10/18/19	—	—	—	—	—	8,400(c)	365,148
	10/18/19	—	—	—	1,400(d)	60,858	—	—
	10/01/18	—	—	—	—	—	12,816(e)	557,112

Ms. Dom	10/02/20	—	—	—	—	—	17,392(a)	756,030
	10/02/20	—	—	—	2,899(b)	126,020	—	—
	10/18/19	—	—	—	—	—	8,400(c)	365,148
	10/18/19	—	—	—	1,400(d)	60,858	—	—
	10/01/18	—	—	—	—	—	12,816(e)	557,112

(a)These awards are LTIP awards (at maximum) granted in the form of performance based RSUs in fiscal 2021 (October 2, 2020).  The vesting requirements of this award are described in the preceding Compensation Discussion and Analysis.

(b)

These awards are LTIP awards granted in the form of time-based RSUs in fiscal 2021 (October 2, 2020) which are expected to vest on August 31, 2023.  The vesting conditions for this award are described in the preceding Compensation Discussion and Analysis.

(c)

These awards are LTIP awards (at maximum) granted in the form of performance-based RSUs in fiscal 2020 (October 18, 2019).  These RSUs vest based on the achievement of specified levels of Qualified Adjusted EBITDA and Subscription and Related Sales.  The original minimum threshold, target, and maximum award levels for the Qualified Adjusted EBITDA tranche are $40.0 million, $47.0 million, and $52.0 million, respectively.  The minimum threshold, target, and maximum award levels for the Subscription and Related Sales tranche are $165.0 million, $185.0 million, and $205.0 million, respectively.  Due to the impact of the COVID-19 pandemic and uncertainties related to the economic recovery from the pandemic, on October 2, 2020, the Compensation Committee lengthened the service period for the performance-based tranches of the fiscal 2020 LTIP award by two years.  The measurement period was extended from August 31, 2022 to August 31, 2024, and the Qualified Adjusted EBITDA thresholds were each increased by $2.0 million from the amounts described above.  There were no changes to the Subscription and Related Sales tranches.

(d)

These awards are LTIP awards granted in the form of service-based RSUs in fiscal 2020 (October 18, 2019) which are expected to vest on August 31, 2022.  The terms of this tranche were not changed by the modifications described in note (c) above.

(e)These awards are LTIP awards (at maximum) granted in the form of performance-based RSUs in fiscal 2019 (October 1, 2018).  These RSUs vest based on the achievement of specified levels of Qualified Adjusted EBITDA and Subscription and Related Sales.  The original minimum threshold, target, and maximum award levels for the Qualified Adjusted EBITDA tranche are $28.0 million, $35.0 million, and $40.0 million, respectively.  The minimum threshold, target, and maximum award levels for the Subscription and Related Sales tranche are achieved at $145.0 million, $165.0 million, and $185.0 million, respectively.  Due to the impact of the COVID-19 pandemic and uncertainties related to the economic recovery from the pandemic, on October 2, 2020, the Compensation Committee lengthened the service period for the performance-based tranches of the fiscal 2019 LTIP award by two years.  The measurement period was extended from August 31, 2021 to August 31, 2023, and the Qualified Adjusted EBITDA thresholds were each increased by $2.0 million from the amounts described above.  There were no changes to the Subscription and Related Sales tranches.

(f)Values were determined by multiplying the target number of RSUs or other performance awards, or the number of service-based RSUs, by the closing price per share of the Company’s common stock on the NYSE on August 31, 2021 of $43.47.

Fiscal 2021 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (a)	Value Realized on Exercise ($) (b)	Number of Shares Acquired on Vesting (#) (c)	Value Realized on Vesting ($) (d)
Mr. Whitman	218,750	2,865,313	82,348	3,414,978
Mr. Young	—	—	26,350	1,104,262
Mr. Walker	—	—	14,850	645,530
Mr. Covey	—	—	13,782	599,104
Ms. Dom	—	—	9,414	409,227

(a)These options were exercised on a “net share” basis, meaning no cash was exchanged for the exercise, on the exercise date.  Based on this method of exercise, Mr. Whitman received 116,146 shares before income taxes.  As allowed by our stock-based incentive plans, participants may choose to have shares withheld to cover income taxes.  Mr. Whitman elected to have shares withheld to cover statutory income taxes on the exercise of these options during fiscal 2021.

(b)The value realized on exercise was determined by multiplying the number of options exercised by the difference between the closing share price on the exercise date, which was $24.67 per share, and the exercise price of the option.

(c)On August 31, 2021: the time-based tranche of the fiscal 2019 LTIP award vested, which was the completion of three years of service for the award recipients; the remaining two tranches of the fiscal 2017 LTIP award based on Qualified Adjusted EBITDA vested; and the last two tranches of the fiscal 2016 LTIP award based on Qualified Adjusted EBITDA vested.  The fiscal 2017 and 2016 LTIP awards vested as the Company achieved specified Qualified Adjusted EBITDA targets.  In addition to these awards, on January 25, 2019, Mr. Whitman and Mr. Young were each granted a time-based award with a two-year service period.  These awards vested on January 25, 2021.  Mr. Whitman received 8,936 shares and Mr. Young received 2,234 shares from this award.

(d)The value realized on vesting was determined by multiplying the number of shares acquired upon vesting from each of the 2019 LTIP, 2017 LTIP, and 2016 LTIP awards by $43.47 and the shares acquired from the 2019 two-year time-based award for Mr. Whitman and Mr. Young by $25.04.  These prices were the closing share price of the Company’s common stock on August 31, 2021 and January 25, 2021, respectively.

Potential Payments Upon Termination or Change-in-Control

Severance Benefits Upon Termination Without Cause

Our NEOs are subject to the same general (non-change-in-control) severance policies as all Franklin Covey employees.  Under our severance policy, Company employees, including each of the NEOs, who are terminated involuntarily by the Company without cause receive a lump-sum payment equal to one week’s salary for every $10,000 of their annual total targeted cash compensation.  Additionally, we pay COBRA medical and dental premiums for the term of the severance period up to 18 months, as stipulated by COBRA regulations.  As a condition to receipt of severance benefits, the NEO must agree to abide by specific non-compete, non-solicitation and confidentiality requirements.  The target total severance payment equals the target annual cash compensation plus target COBRA premiums for the severance period.  The amounts below assume that each NEO experienced a qualifying termination of employment on August 31, 2021 (the last business day of fiscal 2021).

Estimated Severance Amounts as of August 31, 2021

		Target Total Severance Payment	Base Salary	Target Annual STIP	Target Annual Cash Compensation	Target Severance Compensation (Excluding COBRA)	Target COBRA Premiums
Name	Year	($)	($)	($)	($)	($)	($)
Mr. Whitman	2021	2,577,920	575,000	575,000	1,150,000	2,543,269	23,098
Mr. Young	2021	675,903	350,000	235,000	585,000	658,125	18,928
Mr. Walker	2021	1,000,028	425,000	284,750	709,750	968,740	33,297
Mr. Covey	2021	502,803	300,000	200,000	500,000	480,769	23,449
Ms. Dom	2021	502,803	300,000	200,000	500,000	480,769	16,040

Change-in-Control Severance Benefit

The Company has entered into a change-in-control severance agreement with each NEO.  Under the terms of the agreements, upon the occurrence of a change-in-control and a qualifying termination, each NEO is entitled to a lump-sum severance payment equal to one time their current annual total targeted cash compensation, plus reimbursement of premiums to secure medical benefit continuation coverage for a period of one year.  The target total severance payment equals the target annual cash compensation plus target COBRA premiums for the severance period.  There are no excise tax gross-ups provided under the agreements.  The amounts below assume that each NEO incurred a qualifying termination of employment on August 31, 2021.

Estimated Change-in-Control Severance Amounts as of August 31, 2021

		Target Total Severance Payment	Base Salary	Target Annual STIP	Target Annual Cash Compensation	Target COBRA Premiums for 12 Months
Name	Year	($)	($)	($)	($)	($)
Mr. Whitman	2021	1,166,682	575,000	575,000	1,150,000	16,682
Mr. Young	2021	601,682	350,000	235,000	585,000	16,682
Mr. Walker	2021	734,137	425,000	284,750	709,750	24,387
Mr. Covey	2021	524,387	300,000	200,000	500,000	24,387
Ms. Dom	2021	516,682	300,000	200,000	500,000	16,682

Compensation Committee Report

Our Compensation Committee reviewed the Compensation Discussion and Analysis (CD&A), as prepared by management of Franklin Covey, and discussed the CD&A with management of Franklin Covey. Based on the Committee’s review and discussions, the Committee recommended to the Board that the CD&A be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2021.

Compensation Committee:

Anne Chow, Chair

Dennis Heiner

Nancy Phillips

CEO Pay Ratio Disclosure

•

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires the Company to disclose the ratio of the CEO’s annual total compensation (under the Summary Compensation Table definition) to that of the Company’s median employee (excluding the CEO) using the same methodology.

•

Our CEO’s annual total compensation for fiscal 2021, as disclosed in the Summary Compensation Table, is $2,954,251. The annual total compensation for our median employee is $90,000.  The ratio between the CEO’s and median employee’s annual total compensation as of August 31, 2021, is approximately 33:1.

•

To determine the median employee, we prepared a list of our employee population as of June 30, 2021. We included the global employee population (985 employees), whether employed on a full-time, part-time, temporary, or seasonal basis.

•

We established a consistently applied compensation measure consisting of total cash paid from July 1, 2020, through June 30, 2021. We annualized compensation for employees hired during that time. Non-U.S. employee compensation was converted to U.S. dollars based on applicable exchange rates as of June 30, 2021.

•

We believe that the ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of SEC Regulation S-K. Given the rule’s flexibility, the method the Company used to determine the median employee may be different from its peers, so other companies’ CEO pay ratios may not be comparable.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended August 31, 2021.  The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference under the Exchange Act except to the extent that we specifically incorporate such information by reference in such filing.

The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and reporting practices of the Company.  The Audit Committee is comprised entirely of independent directors and operates in accordance with a written charter, which was adopted by the Board of Directors.  A copy of that charter is available on our website at www.franklincovey.com.  Each member of the Audit Committee is “independent,” as required by the applicable listing standards of the New York Stock Exchange and the rules of the SEC.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors.  The Company’s management has primary responsibility for the financial statements and reporting process, including the Company’s internal control over financial reporting.  The independent registered public accounting firm is responsible for performing an integrated audit of the Company’s financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements to be included in the Annual Report on Form 10-K for the fiscal year ended August 31, 2021.  This review included a discussion of the quality and the acceptability of the Company’s financial reporting and system of internal controls, including the clarity of disclosures in the financial statements.  The Audit Committee also reviewed and discussed with the Company’s independent registered public accounting firm the audited financial statements of the Company for the fiscal year ended August 31, 2021, their judgments as to the quality and acceptability of the Company’s financial reporting, and such other matters as are required to be discussed by Public Company Accounting Oversight Board standards.

The Audit Committee obtained from the independent registered public accountants a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with applicable requirements of the Public Company Accounting Oversight Board and discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.  The Audit Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations and evaluations of the Company’s internal control and the overall quality of the Company’s financial reporting.

Based upon the review and discussions referred to above, the Audit Committee recommended  that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2021, for filing with the SEC.

Date:  November 2, 2021

Donald J. McNamara, Chairman

Craig Cuffie

Dennis G. Heiner

Nancy Phillips

Derek C.M. van Bever

OVERVIEW OF PROPOSALS

This Proxy Statement includes four proposals requiring shareholder action.  Proposal No. 1 requests the election of seven directors to the Board of Directors.  Proposal No. 2 requests an advisory vote on executive compensation.  Proposal No. 3 requests the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2022.    Proposal No. 4 requests the approval of the Franklin Covey Co. 2022 Omnibus Incentive Plan.  Each of these proposals is discussed in more detail in the pages that follow.

PROPOSAL NO. 1

Election of Directors

At the Annual Meeting, seven directors are to be elected to serve until the next annual meeting of shareholders or until their successors shall be duly elected and qualified.  Our director nominees have a great diversity of experience and bring to our Board a wide variety of skills, qualifications, and viewpoints that strengthen their ability to carry out their oversight role on behalf of our shareholders.  They have developed their skills and gained experience across a broad range of industries and disciplines in both established and growth markets.  The biographies contained in the section of this Proxy Statement entitled, “Nominees for Election to the Board of Directors” describe the many areas of individual expertise that each director nominee brings to our board.

Unless the shareholder indicates otherwise, each proxy will be voted in favor of the seven nominees listed below.  Each of the nominees is currently serving as a director of the Company.  If any of the nominees should be unavailable to serve, which is not now anticipated, the proxies solicited hereby will be voted for such other persons as shall be designated by the present Board of Directors.

Vote Required

The seven nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the seven directors to be elected by those shares, will be elected as directors to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified.  Abstentions and broker non-votes will have no effect on the election of directors.

Pursuant to the Company’s bylaws, any nominee for director who receives a greater number of votes “withheld” or “against” from his or her election than votes “for” his or her election shall immediately offer to tender his or her resignation following certification of such shareholder vote.  The Nominating Committee shall promptly consider the director’s resignation offer and make a recommendation to the Board of Directors on whether to accept or reject the offer.  The Board of Directors shall act on the recommendation of the Nominating Committee and publicly disclose its decision within 90 days following certification of the shareholder vote.

Recommendation of the Board

The Board of Directors recommends that shareholders vote FOR the election of Anne H. Chow,  Craig Cuffie, Donald J. McNamara, Joel C. Peterson, Nancy Phillips,  Derek C.M. van Bever, and Robert A. Whitman.

PROPOSAL NO. 2

Advisory Vote on Executive Compensation

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, the Company is providing its shareholders with the opportunity to cast an advisory vote on executive compensation as described below.  We believe that it is appropriate to seek the views of shareholders on the design and effectiveness of our executive compensation program.

The overall goal of our executive compensation program is to attract, motivate, and retain a talented and creative team of executives who will provide leadership for our success in dynamic and competitive markets.  The Company seeks to accomplish this goal in a way that rewards performance and that is aligned with shareholders’ long-term interests.  We believe that our executive compensation program, which utilizes both short-term cash awards and long-term equity awards, satisfies this goal and is strongly aligned with the long-term interest of our shareholders.

The Compensation Discussion and Analysis, as presented within this Proxy Statement, describes the Company’s executive compensation program and the decisions made by the Compensation Committee during fiscal 2021 in more detail.    We believe that the compensation program for the Named Executive Officers is instrumental in helping the Company achieve its financial goals.  Please refer to the information contained in the Compensation Discussion and Analysis as you consider this proposal.

We are asking the shareholders to vote on the following resolution:

RESOLVED, that the shareholders hereby approve the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative disclosure.

As an advisory vote, this proposal is not binding upon the Company.  However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for the Named Executive Officers.  We currently intend to include a shareholder advisory vote on our executive compensation program each year at our annual meeting of shareholders.

Vote Required

Approval of Proposal No. 2 requires that the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition.  Abstentions and broker non-votes will not have any effect on the outcome of this proposal.

Recommendation of the Board

The Board recommends that shareholders vote FOR Proposal No. 2.

PROPOSAL NO. 3

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has selected the independent registered public accounting firm Deloitte & Touche LLP to audit our financial statements for fiscal 2022.  Deloitte began serving as our independent registered public accounting firm in the third quarter of fiscal 2016.  In making its selection, the Audit Committee took into account:

•	Deloitte’s knowledge of the Company’s business allows it to design and enhance its audit plan by focusing on known and emerging risks, which creates efficiency and controls cost through iteration.
•	Deloitte has a global footprint and the expertise and capabilities necessary to handle the breadth and complexity of our international business, accounting practices, and internal controls.
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Deloitte generally attends each Audit Committee meeting and meets regularly in closed door sessions with our Audit Committee so they can provide timely and candid feedback to the Committee regarding accounting and control issues which may impact the Company.

•

Deloitte is an independent public accounting firm and is subject to oversight and inspection by the United States Public Company Accounting Oversight Board (PCAOB), Big 4 peer reviews, and SEC regulations.  The results of these reviews are communicated to the Audit Committee.

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Deloitte has significant policies and procedures in place to maintain its continued independence, including mandatory lead audit partner rotation to balance fresh perspectives with the benefits of having a tenured auditor with institutional knowledge.

The members of our Audit Committee believe that the continued retention of Deloitte as our independent registered public accounting firm is in the best interests of our Company and our shareholders.

Principal Accountant Fees

The following table shows the fees accrued or paid to our independent registered public accounting firm for the fiscal years ended August 31, 2021 and 2020:

	Fiscal 2021	Fiscal 2020
Audit Fees(1)	$701,084	$658,393
Audit-Related Fees(2)	-	86,992
Tax Fees(3)	54,465	48,107
All Other Fees(4)	-	-
	$755,549	$793,492

(1)Audit fees represent fees and expenses for professional services provided in connection with the audit of our consolidated financial statements and the effectiveness of internal controls over financial reporting found in the Annual Report on Form 10-K and reviews of our financial statements contained in Quarterly Reports on Form 10-Q, accounting consultations on actual transactions, and audit services provided in connection with other statutory filings.

(2)Audit-Related Fees consist of fees for services related to registration statements and other transactions.

(3)Tax Fees consisted primarily of fees and expenses for services related to tax compliance, tax planning, and tax consulting.

(4)Deloitte did not provide any “other services” during the periods presented.

The Audit Committee pre-approves all services to be performed by our independent registered public accountants and subsequently reviews the actual fees and expenses paid to them.  All of the audit-related services and tax services provided by our independent registered public accounting firm during the fiscal years ended August 31, 2021 and 2020 were pre-approved by the Audit Committee.  The Audit Committee has determined that the fees paid for non-audit services are compatible with maintaining independence as our independent registered public accountants.

The Board of Directors anticipates that one or more representatives of Deloitte will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Vote Required

The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants requires that the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition.  Abstentions and broker non-votes will not have any effect on the outcome of this proposal.

Board Recommendation

The Board recommends that shareholders vote FOR the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants.

PROPOSAL NO. 4

Approval and Ratification of the Franklin Covey Co. 2022 Omnibus Incentive Plan

We are seeking shareholder approval to adopt the Franklin Covey Co. 2022 Omnibus Incentive Plan (the 2022 Omnibus Plan).

Background

On November 12, 2021, the Board adopted, subject to shareholder approval, the 2022 Omnibus Plan.  The purpose of the 2022 Omnibus Plan is to promote our interests and the interests of our shareholders by aiding us in attracting and retaining employees, officers, consultants, advisors, independent contractors, and non‑employee directors capable of assuring our future success, to offer such persons incentives to put forth maximum efforts for the success of our business and to compensate such persons through various stock and cash‑based arrangements, and provide them with opportunities for stock ownership in the Company, thereby aligning the interests of such persons with our shareholders.

The use of equity incentive awards has historically been a key component of our compensation programs. We previously awarded stock-based compensation instruments, including performance awards and restricted stock under the Franklin Covey Co. 2019 Omnibus Incentive Plan (the 2019 Omnibus Plan) and the Franklin Covey Co. 2015 Omnibus Incentive Plan (the 2015 Omnibus Plan).  As of November 30, 2021, there were (i) 771,026 shares of performance and restricted stock awards outstanding from the 2019 Omnibus Plan, and (ii) 207,627 shares of performance stock awards outstanding from the 2015 Omnibus Incentive Plan.  These numbers include all outstanding full value awards from each plan.  The number of performance awards outstanding under each of the 2019 Omnibus Plan and 2015 Omnibus Plan reflects the maximum potential (rather than target) shares that may be earned by participants for the fiscal 2019, fiscal 2020, and fiscal 2021 long-term incentive plan grants.  Using the targeted (100 percent of the award) number of shares for these long-term incentive awards reduces the number of outstanding awards against the 2019 Omnibus Plan to 544,019 shares and under the 2015 Omnibus Plan to 105,417 shares.  Assuming the maximum shares are earned by participants on outstanding awards, as of November 30, 2021, there were approximately 19,000 shares available for future grants under the 2019 Omnibus Plan.  Accordingly, the Board has determined that, in order to ensure that there are shares available for issuance under our equity incentive plans to meet our needs for future grants during the coming years, a new tranche of shareholder-approved shares is necessary to continue granting incentives and reward opportunities to eligible individuals while assisting us in retaining a competitive edge in today’s competitive business environment.  Further details about our awards currently outstanding can be found in the section “Compensation Discussion and Analysis” and in the notes to our consolidated financial statements for the fiscal year ended August 31, 2021 found in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

We believe approval of the 2022 Omnibus Plan will give us the flexibility to continue to make stock-based grants and other awards permitted under the 2022 Omnibus Plan over the next two to three years in amounts determined appropriate by the Compensation Committee, which will administer the 2022 Omnibus Plan (as discussed more fully below); however, this timeline is simply an estimate used by us to determine the number of new shares to ask our shareholders to approve and future circumstances may require us to change our expected equity grant practices.  These circumstances include, but are not limited to, the future price of our common stock, award levels/amounts provided by our competitors, business acquisitions, and hiring activity during the next few years.

The Compensation Committee and the Board believe that equity incentive grants are vital to our interests and our shareholders, as they play an important role in our ability to attract and retain key management, align a significant percentage of our executives’ compensation to her or his performance, as well as ours, and generate in our executives a strategic long-term interest in our performance.  As discussed below, the 2022 Omnibus Plan will allow for the continued use of stock-based compensation and cash compensation and will permit us significant flexibility in determining the types and specific terms of awards made to participants.  This flexibility will allow us to make future awards based on the then-current objectives for aligning compensation with shareholder value.  While we are aware of the potential dilutive effect of compensatory equity awards, we also recognize the significant motivational and performance benefits that may be achieved from making such awards.

If the 2022 Omnibus Plan is approved by our shareholders, no additional awards will be granted under the 2019 Omnibus Plan or the 2015 Omnibus Plan (although all outstanding awards previously granted under these stock incentive plans will remain outstanding and subject to the terms of these plans); provided, however, that any shares subject to any outstanding awards under these prior plans that are not purchased, forfeited, or reacquired by the Company will become available for issuance under the 2022 Omnibus Plan.

Some of the key features of the 2022 Omnibus Plan include:

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Limit on Shares Authorized.  Under the 2022 Omnibus Plan, the aggregate number of shares that may be issued is 1,000,000, plus in certain circumstances, shares that are forfeited under the Company’s prior plans.  No eligible person may receive an award for more than 250,000 shares in any year.

•	No Repricing or Discounting of Stock Options or Stock Appreciation Rights (SARs): Stock options and SARs may not generally be repriced or granted at a discount under the 2022 Omnibus Plan.
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Limited Share “Recycling.”  The 2022 Omnibus Plan provides that any shares surrendered to pay the exercise price of an option, shares covered by a stock-settled stock appreciation right that are not issued in connection with settlement upon exercise, or shares withheld by the Company or tendered to satisfy tax withholding obligations with respect to any award will not be added back (“recycled”) to the available shares under the 2022 Omnibus Plan.

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No Payment of Dividends or Voting Rights on Unvested Awards.  The 2022 Omnibus Plan prohibits the payment of dividends or dividend equivalents on awards other than with respect to restricted stock and restricted stock unit awards for which the applicable restrictions have lapsed.  Unvested awards may not be voted at Annual Meetings or at other shareholder meetings.

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Awards Subject to Clawback Policy.  All awards under the 2022 Omnibus Plan will be subject to forfeiture or other penalties pursuant to any clawback policy we may adopt or amend from time to time, as determined by the Compensation Committee.

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Awards Are Typically Not Transferable.  Awards under the 2022 Omnibus Plan are typically not transferable, except pursuant to limited exceptions.  If a transfer is permitted, the transfer shall be for no value.

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Minimum Vesting Period.  Stock-based compensation awards, other than grants to non-employee directors and certain other exceptions, granted under the 2022 Omnibus Plan will have a minimum vesting period of approximately one year from the date of grant (or, in the case of performance-based objectives, one year from the commencement of the period over which performance is evaluated), except for five percent of the shares available for issuance under the 2022 Omnibus Plan, which may be granted with fully vested terms, and subject to the acceleration of vesting as described in the 2022 Omnibus Plan.  Awards granted to non-employee directors will have a minimum vesting period of no earlier than the date of the Company’s next annual shareholders’ meeting, which is at least 50 weeks after the preceding year’s annual meeting.

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Double Trigger Vesting Upon a Change in Control.  In the event of a change in control, service-based vesting on our Awards may not be accelerated or waived, except (i) where there is a material adverse effect to the participant, such as an involuntary termination, resulting from the change in control, or (ii) in a corporate transaction in which the definitive agreement contemplates that Awards will be canceled in exchange for an immediate right to cash.

Request for Additional Shares and Dilution

We manage our long-term shareholder dilution, in part, by controlling the number of equity incentive awards granted annually.  The Compensation Committee monitors our annual net burn rate, total dilution, and equity expense in order to maximize shareholder value by granting what it believes are an appropriate number of equity incentive awards to attract, reward, and retain employees.  Burn rate is a measure of the speed at which companies use shares available for grant under their equity compensation plans and is an important factor for investors concerned about shareholder dilution.  The burn rate is defined as, in a given fiscal year, the number of equity shares granted subject to time-based awards plus performance-based equity awards that were earned and vested, divided by the weighted average number of shares outstanding.  In recommending to our shareholders the number of shares to be authorized under the 2022 Omnibus Incentive Plan, the Compensation Committee considered our burn rate for the past three fiscal years as shown below:

	Fiscal 2021	Fiscal 2020	Fiscal 2019
Time-based equity awards granted(1)	88,924	46,521	76,910
Performance-based awards earned and vested(2)(4)	341,019	233,332	641
Weighted average common shares outstanding	14,090,000	13,892,000	13,948,000

Burn rate	3.05%	2.01%	0.56%
Three-year average burn rate	1.87%

Performance-based awards granted	158,088(3)	75,315	109,409

(1)	Amount consists of our annual unvested stock award to non-employee members of the Board plus the time-based components of the fiscal 2021, fiscal 2020, and fiscal 2019 long-term incentive plan awards.

(2)	Amount excludes shares purchased by and issued to participants in our Employee Stock Purchase Plan.

(3)

The long-term incentive plan awards issued in each of fiscal 2021, fiscal 2020, and fiscal 2019 allow a range of shares to be vested based upon the achievement of performance objectives.  Participants may earn a range of shares from 50 percent of the target award to 200 percent of the target award.  The number of shares shown in the table reflects the target number, or 100 percent, of shares granted to participants.  If minimum specified targets are not achieved, no shares will be earned by participants.  For further information on our stock-based compensation plans, refer to Note 12 in our consolidated financial statements for the fiscal year ended August 31, 2021 as filed on Form 10-K with the SEC on November 12, 2021.

(4)

Amount includes stock options which were exercised during fiscal 2021 and fiscal 2020.  During these fiscal years, the exercise of stock options on a net share basis resulted in 116,146 shares issued during fiscal 2021 and 231,732 shares in fiscal 2020 before shares were withheld for income taxes.  At November 30, 2021, there were no stock options outstanding.  For further information on our stock-based compensation plans, refer to Note 12 in our consolidated financial statements for the fiscal year ended August 31, 2021.

A copy of the 2022 Omnibus Plan is attached as Appendix B to this proxy statement.  The following summary of the material terms of the 2022 Omnibus Plan is qualified in its entirety by reference to the full text of the 2022 Omnibus Plan.

Administration

The Compensation Committee administers the 2022 Omnibus Plan and has full power and authority to determine when and to whom awards will be granted, and the type, amount and other terms and conditions of each award, consistent with the provisions of the 2022 Omnibus Plan.  Subject to the provisions of the 2022 Omnibus Plan, the Compensation Committee may amend the terms of, or accelerate the exercisability of, an outstanding award.  The Compensation Committee has authority to interpret the 2022 Omnibus Plan and establish, amend, suspend, or waive rules and regulations for the administration of the 2022 Omnibus Plan.

The Compensation Committee may delegate its powers under the 2022 Omnibus Plan to one or more officers or directors to the extent permitted by applicable exchange rules or applicable corporate law, except that such delegated officers or directors will not be permitted to grant awards (i) to officers who are subject to Section 16 of the Exchange Act or (ii) in such a manner as would cause the 2022 Omnibus Plan to not comply with applicable exchange rules or applicable corporate law.

Under the 2022 Omnibus Plan, the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Compensation Committee under the Plan.

Shares Available for Awards

The aggregate number of shares that may be issued under all stock-based awards made under the 2022 Omnibus Plan will be equal to (i) 1,000,000 shares, plus (ii) any shares subject to any outstanding award under the 2019 Omnibus Plan or the 2015 Omnibus Plan that, after November 30, 2021 are not purchased or are forfeited or reacquired by the Company, or otherwise not delivered to the participant due to the termination or cancellation of such award, less (iii) any shares subject to any award issued under the 2019 Omnibus Plan or the 2015 Omnibus Plan after November 30, 2021.  If awards under the 2022 Omnibus Plan expire or otherwise terminate without being exercised, the shares of common stock not acquired pursuant to such awards again become available for issuance under the 2022 Omnibus Plan.  However, under the following circumstances, shares will not again be available for issuance under the 2022 Omnibus Plan: (i) shares unissued due to a “net exercise” of a stock option or exercise of a SAR, (ii) any shares withheld or shares tendered to satisfy tax withholding obligations, (iii) shares covered by a stock-settled SAR issued under the 2022 Omnibus Plan that are not issued in connection with settlement in shares upon exercise, and (iv) shares repurchased using stock option exercise proceeds.  In addition, awards that do not entitle the recipient to receive or purchase shares shall not be counted against the number of shares available for issuance under the 2022 Omnibus Plan.

Certain awards under the 2022 Omnibus Plan are subject to limitations.  Under the 2022 Omnibus Plan, no person may be granted options and SARs for more than 250,000 shares of our common stock in the aggregate in any fiscal year, and no person may be granted performance awards denominated in shares for more than 250,000 shares of our common stock in the aggregate in any fiscal year.  Total compensation for non-employee directors, including shares of stock and cash, for service on the Board may not exceed $300,000 in the aggregate during any fiscal year, provided that the independent members of the Board may make exceptions to this limit for a non-executive chair of the Board.

In the event that any dividend (other than a regular cash dividend) or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split‑up, spin‑off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company or other similar corporate transaction or event affects the shares such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2022 Omnibus Plan, then the Compensation Committee shall, in such manner as it may deem equitable adjust any or all of (i) the number and type of shares (or other securities or other property) available under the 2022 Omnibus Plan, (ii) the number and type of shares (or other securities or other property) subject to outstanding awards, (iii) the purchase price or exercise price with respect to any award, and (iv) the share limitations described above.

Eligibility

Any employee, officer, non-employee director, consultant, independent contractor or advisor providing services to Franklin Covey Co. or an affiliate, or any person to whom an offer of employment has been made, and who is selected by the Compensation Committee to participate, is eligible to receive an award under the 2022 Omnibus Plan.  As of November 30, 2021, approximately 80 persons were eligible as a class to be selected by the Compensation Committee to receive awards under the 2022 Omnibus Plan.

Dilution Discussion

In setting the number of shares authorized under the 2022 Omnibus Plan for which shareholder approval is being sought, the Compensation Committee and the Board considered, among other factors, the historical amounts of equity awards granted by the Company, and the potential future grants over the next several years.  The Compensation Committee and the Board also considered recommendations by the CEO for the other named executive officers.  Neither the Committee nor the Board has authorized specific grants of awards to be made under the 2022 Omnibus Plan.  However, the Compensation Committee and the Board believe that the shares being requested should be sufficient for awards under the 2022 Omnibus Plan for approximately the next two to three years.

To reduce the dilutive impact of our equity award grants on our shareholders’ interests, we actively administer our equity grant program to make use of our resources as effectively as possible.  Equity awards are generally limited to (i) those positions deemed critical to our future success, (ii) individuals whose personal performance makes them highly valuable to us, and (iii) essential new hires.

Types of Awards and Terms and Conditions

The 2022 Omnibus Plan provides that the Compensation Committee may grant awards to eligible participants in any of the following forms, subject to such terms, conditions, and provisions as the Compensation Committee may determine to be necessary or desirable:

•	stock options, including both incentive stock options (ISOs) and non-qualified stock options (together with ISOs, options);
•	stock appreciation rights;
•	restricted stock;
•	restricted stock units; and
•	other stock-based awards.

Options and SARs

The holder of an option is entitled to purchase a number of shares of our common stock at a specified exercise price during a specified time period, all as determined by the Compensation Committee.  The holder of a SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date) of a specified number of shares of our common stock over the grant price of the SAR.

Exercise Price. The Compensation Committee has the discretion to determine the exercise price and other terms of options and SARs, except that the exercise price will in no event be less than 100% of the fair market value per share of our common stock underlying the award on the date of grant, unless such option or SAR is granted in substitution for an option or SAR previously granted by a merged or acquired entity.  Without the approval of shareholders, we will not amend, replace, or cash out previously granted options or SARs in a transaction that constitutes a “re-pricing” as discussed in the 2022 Omnibus Plan.

Vesting. The Compensation Committee has the discretion to determine when and under what circumstances an option or SAR will vest.

Exercise. The Compensation Committee has the discretion to determine the time or times, and method or methods by which an option or SAR may be exercised, provided that a participant may elect to exercise using a net exercise.  The Compensation Committee and the Board are not authorized under the 2022 Omnibus Plan to accept a promissory note as consideration.

Expiration. Options and SARs will expire at such time as the Compensation Committee determines; provided, however, that no option or SAR may be exercised more than ten years from the date of grant, except that, in the case of an ISO held by a 10% shareholder, the option may not be exercised more than five years from the date of grant.  Notwithstanding the foregoing, the Compensation Committee may provide in the terms of an option (either at grant or by subsequent modification) that, to the extent consistent with Section 409A of the Internal Revenue Code, in the event that on the last business day of the term of an Option, (other than an ISO) (i) the exercise of the Option is prohibited by applicable law or (ii) shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” within Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the Options shall be automatically exercised on a “net exercise” basis consistent with the terms and conditions of the 2022 Omnibus Plan.

Special Limitations on ISOs. The aggregate number of shares that may be issued under all ISOs under the Plan shall be 1,000,000 shares.  In the case of a grant of an option intended to qualify as an ISO, no such option may be granted to a participant who owns, at the time of the grant, stock representing more than 10% of the total combined voting power of all classes of our stock or our subsidiaries unless the exercise price per share of our common stock subject to such ISO is at least 110% of the fair market value per share of our common stock on the date of grant, and such ISO award is not exercisable more than five years after its date of grant. In addition, options designated as ISOs shall not be eligible for treatment under the Internal Revenue Code as ISOs to the extent that the aggregate fair market value of shares of common stock (determined as of the time of grant) with respect to which such ISOs are exercisable for the first time by the participant during any calendar year exceeds $100,000.

Restricted Stock and Restricted Stock Units

The holder of restricted stock will own shares of our common stock subject to restrictions imposed by the Compensation Committee for a specified time period determined by the Compensation Committee.  The holder of restricted stock units will have the right, subject to restrictions imposed by the Compensation Committee, to receive shares of our common stock at some future date determined by the Compensation Committee.  The grant, issuance, retention, vesting and/or settlement of restricted stock and restricted stock units will occur at such times and in such installments as determined by the Compensation Committee.  The Compensation Committee will have the right to make the timing of the grant and/or the issuance, ability to retain, vesting and/or settlement of restricted stock and restricted stock units subject to continued employment, passage of time and/or such performance conditions as are deemed appropriate by the Compensation Committee.  The Compensation Committee has the authority to issue restricted stock units that may be settled in stock, cash, or both.  The holders of restricted stock units shall have no voting rights and shall have no dividend rights.

Other Stock-Based Awards

The Compensation Committee is authorized to grant to any employee, officer, non-employee director, consultant, independent contractor or advisor providing services to the Company or any affiliate other awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares (including, without limitation, securities convertible into shares), as are deemed by the Compensation Committee to be consistent with the purpose of the 2022 Omnibus Plan.  The Compensation Committee determines the terms and conditions of such awards, subject to the terms of the 2022 Omnibus Plan and any applicable award agreement.  Awards granted under this category may not contain a purchase right or an option-like exercise feature.

Duration, Termination, and Amendment

The 2022 Omnibus Plan has a term of ten years expiring on January 14, 2032, unless terminated earlier by the Board.  The Board may at any time and from time to time and in any respect amend, suspend, or terminate the 2022 Omnibus Plan.  The Board shall require the approval of the Company’s shareholders for any amendment of the 2022 Omnibus Plan that would: (i) be required under the listing requirements of the SEC, the NYSE or another exchange or securities market on which our shares are then listed for trading, (ii) increase the number of shares authorized under the 2022 Omnibus Plan, (iii) increase the annual participant share limits or annual cash award limits, (iv) permit a repricing of options or SARs, (v) permit the award of options or SARs with an exercise price less than 100% of the fair market value of a share on the date of grant, or (vi) increase the maximum term of options or SARs.  No amendment of the 2022 Omnibus Plan may be made that would adversely affect any outstanding award without the consent of the participant or the current holder of the award.

Effect of Corporate Transaction

Awards under the 2022 Omnibus Plan are generally subject to special provisions upon the occurrence of any reorganization, merger, consolidation, split-up, spin-off, combination, plan of arrangement, take-over bid or tender offer, Change in Control (as defined in the 2022 Omnibus Plan), repurchase or exchange of shares, or any other similar corporate transaction with respect to us.  In the event of such a corporate transaction, the Compensation Committee or the Board may provide for one or more of the following to occur upon the occurrence of the event (or immediately prior to such event, provided the event is consummated):

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termination of any award, whether or not vested, in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon exercise of the award or the realization of the participant’s rights under the award.  Awards may be terminated without payment if the Compensation Committee or the Board determines that no amount is realizable under the award as of the time of the transaction;

•	replacement of any award with other rights or property selected by the Compensation Committee or the Board;
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the assumption of any award by the successor entity (or its parent or subsidiary) or the arrangement for the substitution for similar awards covering the stock of such successor entity, with appropriate adjustments as to the number and kind of shares and prices;

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subject to limitations set forth in the 2022 Omnibus Plan, that any award shall be exercisable, payable, or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the applicable award agreement; or,

•	require that the award cannot vest, be exercised or become payable until after a future date, which may be the effective date of the corporate transaction.

Clawback or Recoupment

All awards under the 2022 Omnibus Plan will be subject to forfeiture or other penalties pursuant to any clawback policy we may adopt or amend from time to time, as determined by the Compensation Committee.

Income Tax Withholding

In order to comply with all applicable income tax laws and regulations, we may take appropriate action to ensure that all applicable taxes, which are the sole and absolute responsibility of the participant, are withheld or collected from the participant.  A participant may satisfy any tax obligation by (a) electing to have a portion of the shares withheld that otherwise would be delivered upon exercise, receipt or the lapse of restrictions with respect to the award (not to exceed the limitations stated in ASC Topic 718 to avoid adverse accounting treatment), or (b) electing to deliver to us shares of Franklin Covey Co. common stock other than shares received pursuant to the award with a fair market value equal to the amount of the tax obligation.  Any election, if allowed, must be made on or before the date that the amount of tax to be withheld is determined.  We may not withhold shares for income taxes in such a manner as would result in adverse accounting treatment under FASC Topic 718 regarding the accounting treatment of shares withheld for income taxes.

Limited Transferability of Awards

Except as provided below, no award (other than fully vested and unrestricted shares issued pursuant to any award) and no right under any such award shall be transferable by a participant other than by will or by the laws of descent and distribution, and no award (other than fully vested and unrestricted shares issued pursuant to any award) or right under any such award may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any affiliate.  Notwithstanding the foregoing, the Compensation Committee may permit the transfer of an award other than a fully vested and unrestricted share to family members, provided such permitted transfer shall be for no value and in accordance with the rules of Form S-8.  The Compensation Committee may also establish procedures as it deems appropriate for a participant to designate a person or persons, as beneficiary or beneficiaries, to exercise the rights of the participant and receive any property distributable with respect to any award in the event of the participant’s death.

Federal Income Tax Consequences

Grant of Options and SARs

The grant of a stock option or SAR is not expected to result in any taxable income to the recipient.

Exercise of Options and SARs

Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of our common stock acquired on the date of exercise over the exercise price, and we generally will be entitled at that time to an income tax deduction for the same amount.  The holder of an ISO generally will have no taxable income upon exercising the option (except that an alternative minimum tax liability may arise), and we will not be entitled to an income tax deduction.  Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of our common stock received are taxable to the recipient as ordinary income and generally are deductible by us.

Disposition of Shares Acquired Upon Exercise of Options and SARs

The tax consequence upon a disposition of shares acquired through the exercise of an option or SAR will depend on how long the shares have been held and whether the shares were acquired by exercising an ISO or by exercising a non-qualified stock option or SAR. Following exercise of a non-qualified stock option or SAR, any additional gain or loss recognized upon any later disposition of the shares will be capital gain or loss.  If an optionee exercises an ISO and later sells or otherwise disposes of the shares both (i) more than two years after the grant date and (ii) more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If an optionee exercises an ISO, but later sells or disposes the shares before the end of the applicable ISO holding periods described above, the optionee will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option. Generally, there will be no tax consequence to us in connection with the disposition of shares acquired under an option or SAR, except that we may be entitled to an income tax deduction in the case of the disposition of shares acquired under an ISO before the end of the applicable ISO holding periods described above.

Awards Other than Options and SARs

If an award is payable in shares of our common stock that are subject to substantial risk of forfeiture, unless a special election is made by the holder of the award under the Internal Revenue Code, the holder must recognize ordinary income equal to the excess of: (i) the fair market value of the shares received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid for the shares by the holder of the award. We will generally be entitled at that time to an income tax deduction for the same amount. As to awards other than options and SARs granted under the 2022 Omnibus Plan that are payable either in cash or shares of our common stock not subject to substantial risk of forfeiture, the holder of the award must recognize ordinary income equal to: (a) the amount of cash received or, as applicable, (b) the excess of (i) the fair market value of the shares received (determined as of the date such shares are received) over (ii) the amount (if any) paid for the shares by the holder of the award.

Income Tax Deduction

Subject to the tax rules requiring that compensation be reasonable in order to be deductible, our obligation to withhold or otherwise collect certain income and payroll taxes, we generally will be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards made under the 2022 Omnibus Plan.  However, Section 162(m) of the Code prohibits publicly held corporations from deducting more than $1,000,000 per year in compensation paid to certain current and former named executive officers (the Covered Executives).  Therefore, compensation paid to a Covered Executive in excess of $1,000,000 in a given year, including compensation under the 2022 Omnibus Plan, will not be deductible by us.

Special Rules for Executive Officers Subject to Section 16 of the Exchange Act

Special rules may apply to individuals subject to Section 16 of the Exchange Act.  In particular, unless a special election is made pursuant to the Internal Revenue Code, shares received through the exercise or settlement of an award may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise.  Accordingly, the amount of any ordinary income recognized and the amount of our income tax deduction will be determined as of the end of that period.

Section 409A of the Internal Revenue Code

The Compensation Committee and the Board intend to administer and interpret the 2022 Omnibus Plan and all award agreements in a manner consistent to satisfy the requirements of Section 409A of the Internal Revenue Code to avoid any adverse tax results thereunder to a holder of an award.

Equity Compensation Plan Information

The following table gives information, as of August 31, 2021, about shares of our common stock that may be issued upon the exercise of options and other equity awards under all compensation plans for which equity securities are reserved for issuance.

Plan Category	[a] Number of securities to be issued upon exercise of outstanding options, warrants, and rights	[b] Weighted-average exercise price of outstanding options, warrants, and rights	[c] Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column [a])
	(in thousands)		(in thousands)
Equity compensation plans approved by security holders(4)	1,164(1)(2)	$-	819(3)(4)

(1)Excludes 28,049 shares of unvested (restricted) stock awards and stock units that are subject to forfeiture.

(2)Amount includes 1,163,560 performance share awards that may be awarded under the terms of various long-term incentive plans, including stock-based compensation plans associated with the acquisition of Strive Talent, Inc. in fiscal 2021.  The number of shares eventually awarded to participants through our long-term incentive plans is variable and based upon the achievement of specified financial goals.  For performance-based compensation awards where the number of shares may fluctuate within a range based on the achievement of the specified goal, this amount includes the maximum number of shares that may be awarded to participants.  The actual number of shares issued to participants therefore, may be less than the amount disclosed.  At August 31, 2021 we did not have any unexercised stock options outstanding.  For further information on our stock-based compensation plans, refer to the notes to our financial statements as presented in our Annual Report on Form 10-K for the fiscal year ended August 31, 2021.

(3)Amount is comprised of the remaining shares authorized in our 2019 Omnibus Incentive Plan and 2017 Employee Stock Purchase Plan.  The number of performance-based plan shares expected to be awarded at August 31, 2021 may change in future periods based upon the achievement of specified goals and revisions to estimates.

(4)At August 31, 2021, we had approximately 810,000 shares authorized for purchase by participants in our Employee Stock Purchase Plan.

New Plan Benefits

No awards have yet been granted under the 2022 Omnibus Plan, as it will only take effect upon shareholder approval at the 2022 Annual Meeting.  The number and types of awards that will be granted under the 2022 Omnibus Plan in the future are not determinable, as the Compensation Committee will make these determinations in their sole discretion.

Market Value

The closing price of our common stock on the New York Stock Exchange on November 30, 2021 was $43.98 per share.

Vote Required

The proposal to approve the 2022 Omnibus Incentive Plan will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition of the proposal.  Abstentions with respect to this proposal will have the same effect as votes against the proposal.  Broker non-votes will not have any effect on the outcome of this proposal.

The Board recommends that shareholders vote FOR the approval of the 2022 Omnibus Incentive Plan.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the meeting.  However, if any further business should properly come before the meeting, the persons named as proxies in the accompanying form of proxy will vote on such business in accordance with their best judgment.

PROPOSALS OF SHAREHOLDERS

Requirements for Shareholder Proposals to be Considered for Inclusion in Our Proxy Materials

Shareholders may present proposals for inclusion in our proxy statement and form of proxy for the annual meeting of shareholders to be held in calendar year 2023, provided that such proposals must be received by us, at our executive offices (2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331) no later than August 23, 2022, provided that this date may be changed in the event that the date of the annual meeting of shareholders to be held in calendar year 2023 is changed by more than 30 days from the date of the annual meeting of shareholders to be held in calendar year 2022.  Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in our proxy statement and form of proxy.

Requirements for Shareholder Proposals to be Brought Before the Annual Meeting

Our bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for shareholder nominations to the Board of Directors or other proposals to be considered at an annual meeting of shareholders, the shareholder must have given timely notice thereof in writing to the Secretary of Franklin Covey not less than 60 nor more than 90 calendar days prior to the anniversary of the date of the immediately preceding annual meeting.  To be timely for the annual meeting of shareholders to be held in calendar year 2023, a shareholder’s notice must be delivered or mailed to, and received by, our Secretary at our executive offices (2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331) between October 15, 2022 and November 15, 2022.  However, in the event that the annual meeting is called for a date that is not within 30 calendar days of the anniversary of the date on which the immediately preceding annual meeting of shareholders was called, to be timely, notice by the shareholder must be so received not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of either (i) the 60th day prior to such annual meeting, or (ii) the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made by the Company, whichever occurs first.  In no event will the public announcement of an adjournment of an annual meeting of shareholders commence a new time period for the giving of a shareholder’s notice as provided above.  A shareholder’s notice to our Secretary must set forth the information required by our bylaws with respect to each matter the shareholder proposes to bring before the annual meeting.

Pursuant to rules adopted by the SEC, if a shareholder intends to propose any matter for a vote at our annual meeting to be held in calendar year 2023 but fails to notify us of that intention prior to November 1, 2022, then a proxy solicited by the Board of Directors may be voted on that matter in the discretion of the proxy holder, provided that this date may be changed in the event that the date of the annual meeting of shareholders to be held in calendar year 2023 is changed by more than 30 days from the date of the annual meeting of shareholders held in calendar year 2022.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC.  These filings are also available to the public from the SEC’s web site at http://www.sec.gov.

We will provide without charge to any person from whom a Proxy is solicited by the Board of Directors, upon the written request of such person, a copy of our 2021 Annual Report on Form 10-K, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested), required to be filed with the Securities and Exchange Commission.  Written requests for such information should be directed to Franklin Covey Co., Investor Relations Department, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, Attn:  Mr. Stephen D. Young.

You should rely only on the information contained in this Proxy Statement. We have not authorized anyone to provide you with information different from that contained in this Proxy Statement.  The information contained in this Proxy Statement is accurate only as of the date of this Proxy Statement, regardless of the time of delivery of this Proxy Statement.

DIRECTIONS TO THE ANNUAL MEETING

Directions to Franklin Covey from Provo/South	Directions to Franklin Covey from Downtown/North
Take I-15 North to the 21st South Freeway; merge onto the 21st South Freeway Westbound	If entering I-15 from 600 South on-ramp southbound
Take the Redwood Road exit	Take the 21st South Freeway
Turn left (South) onto Redwood Road.	Take the first exit off 21st South Freeway which is Redwood Road
Turn right at Parkway Blvd. (2495 South), this intersection has a traffic light, gas station on corner	Turn left (South) onto Redwood Road.
You will pass UPS on your right	Turn right at Parkway Blvd. (2495 South), this intersection has a traffic light, gas station on corner
Franklin Covey will be the block after UPS on your right	You will pass UPS on your right
2200 West Parkway Blvd., Salt Lake City, UT 84119	Franklin Covey will be the block after UPS on your right
Park at the Washington Building, this building has 3 big flagpoles at the front door	2200 West Parkway Blvd., Salt Lake City, UT 84119
Receptionist in the Washington building will be able to help you	Park at the Washington Building, this building has 3 big flagpoles at the front door
Receptionist in the Washington building will be able to help you

If you need further assistance or additional directions, please call our receptionist at (801) 817-1776.

Appendix A

ADJUSTED EBITDA RECONCILIATION TO NET INCOME (LOSS)

We define “Adjusted EBITDA” as net income or (loss) excluding the impact of interest expense, income tax expense, amortization of finite-lived intangible assets, depreciation, share-based compensation expense, adjustments to the fair value of contingent consideration liabilities, and certain other items.  The Company references this non-GAAP financial measure in its disclosures and decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(in thousands and unaudited)

	Fiscal Year Ended August 31,
	2021	2020	2019	2018	2017
Reconciliation of net income (loss) to
Adjusted EBITDA:
Net income (loss)	$13,623	$(9,435)	$(1,023)	$(5,887)	$(7,172)
Adjustments:
Interest expense, net	2,026	2,262	2,063	2,154	2,029
Income tax provision (benefit)	(7,548)	10,231	1,615	367	(3,737)
Amortization	5,006	4,606	4,976	5,368	3,538
Depreciation	6,190	6,664	6,364	5,161	3,879
Stock-based compensation	8,617	(573)	4,789	2,846	3,658
Increase (decrease) to the fair value of
contingent consideration liabilities	193	(49)	1,334	1,014	(1,936)
Gain from insurance settlement	(150)	(933)	-	-	-
Government COVID-19 assistance	(299)	(514)	-	-	-
Knowledge Capital wind-down costs	-	389	-	-	-
Costs to exit Japan publishing business	-	-	-	-	2,107
Restructuring costs	-	1,636	-	-	1,482
ERP system implementation costs	-	-	-	855	1,404
Business acquisition costs	300	-	-	-	442
Contract termination costs	-	-	-	-	1,500
Licensee transition costs	-	-	488	-	505
	$27,958	$14,284	$20,606	$11,878	$7,699

Appendix B

FRANKLIN COVEY CO.

2022 OMNIBUS INCENTIVE PLAN

Section 1. Purpose

The purpose of the Plan is to promote the interests of Franklin Covey Co. and its shareholders by aiding the Company in attracting and retaining employees, officers, consultants, advisors and non‑employee Directors capable of assuring the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company’s business and to compensate such persons through various stock-based arrangements and provide them with opportunities for stock ownership in the Company, thereby aligning the interests of such persons with the Company’s shareholders.

Section 2. Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

a)	“Affiliate” shall mean any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company.
b)	“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, or Other Stock-Based Award granted under the Plan.
c)

“Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award granted under the Plan (including a document in an electronic medium) executed in accordance with the requirements of Section 9(b).

d)	“Board” shall mean the Board of Directors of the Company.
e)	“Change in Control” shall mean the occurrence of any of the following events:
(i)	a change in control required to be reported pursuant to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act;
(ii)

a change in the composition of the Board, as a result of which fewer than fifty percent of the incumbent Directors are Directors who either (i) had been directors of the Company 24 months prior to such change or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors who had been Directors of the Company 24 months prior to such change and who were still in office at the time of the election or nomination;

(iii)

any “person” (as such term is used in Section 13(d) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30 percent or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of Directors (the “Base Capital Stock”); provided, however, that any change in the relative beneficial ownership of securities of any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company; or

(iv)

The consummation of a merger or consolidation of the Company with or into another person or the sale, transfer, or other disposition of all or substantially all of the Company’s assets to one or more other persons in a single transaction or series of related transactions that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in such transaction (a Business Combination), unless in connection with such Business Combination securities possessing more than 50% of the total combined voting power of the survivor’s or acquiror’s outstanding securities (or the securities of any parent thereof) are held by a person or persons who held securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities (the Company Voting Securities) immediately prior to such Business Combination and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to such Business Combination.
f)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.
g)

“Committee” shall mean the Organization and Compensation Committee of the Board or such other committee designated by the Board to administer the Plan.  The Committee shall be comprised of not less than such number of Directors as shall be required to permit Awards granted under the Plan to qualify under Rule 16b‑3, and at least two members of the Committee shall be a “non‑employee director” within the meaning of Rule 16b‑3.

h)	“Company” shall mean Franklin Covey Co. and any successor corporation.
i)	“Director” shall mean a member of the Board.
j)

“Eligible Person” shall mean any employee, officer, non‑employee Director, consultant, independent contractor or advisor providing services to the Company or any Affiliate, or any such person to whom an offer of employment or engagement with the Company or any Affiliate is extended.

k)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
l)

“Fair Market Value” with respect to one Share as of any date shall mean (a) if the Share is listed on any established stock exchange, the price of one Share at the close of the regular trading session of such market or exchange on such date, as reported by The New York Stock Exchange or a comparable reporting service, or, if no sale of Shares shall have occurred on such date, on the next preceding date on which there was a sale of Shares; (b) if the Shares are not so listed on any established stock exchange, the average of the closing “bid” and “asked” prices quoted by the OTC Bulletin Board, the National Quotation Bureau, or any comparable reporting service on such date or, if there are no quoted “bid” and “asked” prices on such date, on the next preceding date for which there are such quotes for a Share; or (c) if the Shares are not publicly traded as of such date, the per share value of a Share, as determined by the Board, or any duly authorized Committee of the Board, in its sole discretion, by applying principles of valuation with respect thereto.

m)	“Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision.
n)	“Non‑Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.
o)	“Option” shall mean an Incentive Stock Option or a Non‑Qualified Stock Option to purchase shares of the Company.
p)	“Other Stock-Based Award” shall mean any right granted under Section 6(d) of the Plan.
q)	“Participant” shall mean an Eligible Person designated to be granted an Award under the Plan.
r)	“Person” shall mean any individual or entity, including a corporation, partnership, limited liability company, association, joint venture or trust.
s)	“Plan” shall mean the Franklin Covey Co. 2022 Omnibus Incentive Plan, as amended from time to time.
t)	“Prior Stock Plans” shall mean the Franklin Covey Co. 2019 Omnibus Incentive Plan and the Franklin Covey Co. 2015 Omnibus Incentive Plan, as amended from time to time.
u)	“Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan.
v)

“Restricted Stock Unit” shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

w)	“Rule 16b‑3” shall mean Rule 16b‑3 promulgated by the Securities and Exchange Commission under the Exchange Act or any successor rule or regulation.
x)	“Section 409A” shall mean Section 409A of the Code, or any successor provision, and applicable Treasury Regulations and other applicable guidance thereunder.
y)	“Securities Act” shall mean the Securities Act of 1933, as amended.
z)

“Share” or “Shares” shall mean common shares in the capital of the Company (or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan).

aa)

“Specified Employee” shall mean a specified employee as defined in Section 409A(a)(2)(B) of the Code or applicable proposed or final regulations under Section 409A, determined in accordance with procedures established by the Company and applied uniformly with respect to all plans maintained by the Company that are subject to Section 409A.

bb)	“Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.

Section 3. Administration

(a) Power and Authority of the Committee.  The Plan shall be administered by the Committee.  Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to:  (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or the method by which payments or other rights are to be calculated in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement, including any terms relating to the forfeiture of any Award and the forfeiture, recapture or disgorgement of any cash, Shares or other amounts payable with respect to any Award; (v) amend the terms and conditions of any Award or Award Agreement, subject to the limitations under Section 7; (vi) accelerate the exercisability of any Award or the lapse of any restrictions relating to any Award, subject to the limitations in Section 6 and Section 7, (vii) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property (excluding promissory notes), or canceled, forfeited or suspended, subject to the limitations in Section 7; (viii) determine whether, to what extent and under what circumstances amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or the Committee, subject to the requirements of Section 409A; (ix) interpret and administer the Plan and any instrument or agreement, including an Award Agreement, relating to the Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan; and (xii) adopt such modifications, rules, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of non‑U.S. jurisdictions in which the Company or an Affiliate may operate, including, without limitation, establishing any special rules for Affiliates, Eligible Persons or Participants located in any particular country, in order to meet the objectives of the Plan and to ensure the viability of the intended benefits of Awards granted to Participants located in such non‑United States jurisdictions.  Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award or Award Agreement, and any employee of the Company or any Affiliate.

(b) Delegation.  The Committee may delegate to one or more officers or Directors of the Company, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion, the authority to grant Awards; provided,  however, that the Committee shall not delegate such authority (i) with regard to grants of Awards to be made to officers of the Company or any Affiliate who are subject to Section 16 of the Exchange Act or (ii) in such a manner as would cause the Plan not to comply with the requirements of applicable exchange rules or applicable corporate law.

(c) Power and Authority of the Board.  Notwithstanding anything to the contrary contained herein, (i) the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan, unless the exercise of such powers and duties by the Board would cause the Plan not to comply with the requirements of Rule 16b‑3; and (ii) only the Committee (or another committee of the Board comprised of directors who qualify as independent directors within the meaning of the independence rules of any applicable securities exchange where the Shares are then listed) may grant Awards to Directors who are not also employees of the Company or an Affiliate.

(d) Indemnification.  To the full extent permitted by law, (i) no member of the Board, the Committee or any person to whom the Committee delegates authority under the Plan shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award made under the Plan, and (ii) the members of the Board, the Committee and each person to whom the Committee delegates authority under the Plan shall be entitled to indemnification by the Company with regard to such actions and determinations.  The provisions of this paragraph shall be in addition to such other rights of indemnification as a member of the Board, the Committee or any other person may have by virtue of such person’s position with the Company.

Section 4. Shares Available for Awards

(a) Shares Available. Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under all Awards under the Plan shall equal:
(i)

1,000,000 Shares, plus any Shares subject to any outstanding award under the Prior Stock Plans that, after November 30, 2021, are not purchased or are forfeited or reacquired by the Company, or otherwise not delivered to the Participant due to termination or cancellation of such award, subject to the share counting provisions of Section 4(b) below, less
(ii)

any Shares subject to any award issued under the Prior Stock Plans after November 30, 2021.  On and after shareholder approval of this Plan, no awards shall be granted under the Prior Stock Plans, but all outstanding awards previously granted under the Prior Stock Plans shall remain outstanding and subject to the terms of the Prior Stock Plans.

The aggregate number of Shares that may be issued under all Awards under the Plan shall be reduced by Shares subject to Awards issued under the Plan in accordance with the Share counting rules described in Section 4(b) below.  When determining the Shares added to and subtracted from the aggregate reserve under paragraphs (ii) and (iii) above, the number of Shares added or subtracted shall be also determined in accordance with the Share counting rules described in Section 4(b) below (including, for avoidance of doubt the Share recycling rules).

(b) Counting Shares.  For purposes of this Section 4, except as set forth in this Section 4(b) below, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan.

(i)

Shares Added Back to Reserve.  Subject to the limitations in (ii) below, if any Shares covered by an Award or to which an Award relates are not purchased or are forfeited or are reacquired by the Company, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture, reacquisition by the Company, termination or cancellation, shall again be available for granting Awards under the Plan.

(ii)

Shares Not Added Back to Reserve.  Notwithstanding anything to the contrary in (i) above, the following Shares will not again become available for issuance under the Plan:  (A) any Shares which would have been issued upon any exercise of an Option but for the fact that the exercise price was paid by a “net exercise” pursuant to Section 6(a)(iii)(B) or any Shares tendered in payment of the exercise price of an Option; (B) any Shares withheld by the Company or Shares tendered to satisfy any tax withholding obligation; (C) Shares covered by a stock-settled Stock Appreciation Right issued under the Plan that are not issued in connection with settlement in Shares upon exercise; or (D) Shares that are repurchased by the Company using Option exercise proceeds.

(iii)	Cash-Only Awards. Awards that do not entitle the holder thereof to receive or purchase Shares shall not be counted against the aggregate number of Shares available for Awards under the Plan.
(iv)

Substitute Awards Relating to Acquired Entities.  Shares issued under Awards granted in substitution for awards previously granted by an entity that is acquired by or merged with the Company or an Affiliate shall not be counted against the aggregate number of Shares available for Awards under the Plan.

(c) Adjustments.  In the event that any dividend (other than a regular cash dividend) or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split‑up, spin‑off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards, (iii) the purchase price or exercise price with respect to any Award and (iv) the limitations contained in Sections 4(d)(i) and (ii) below; provided,  however, that the number of Shares covered by any Award or to which such Award relates shall always be a whole number.  Such adjustment shall be made by the Committee or the Board, whose determination in that respect shall be final, binding and conclusive.

(d) Award Limitations Under the Plan.  The limitation contained in this Section 4(d) shall apply only with respect to any Award or Awards granted under this Plan, and limitations on awards granted under any other shareholder‑approved incentive plan maintained by the Company will be governed solely by the terms of such other plan.

(i)

Limitation for Employees and Officers.  No Eligible Person who is an employee or officer may be granted any Award or Awards denominated in Shares for more than 250,000 Shares (subject to adjustment as provided for in Section 4(c) of the Plan), in the aggregate in any fiscal year.

(ii)

Limitation for Consultants, Independent Contractors and Advisors.  No Eligible Person who is a consultant, independent contractor or advisor may be granted any Award or Awards denominated in Shares for more than 250,000 Shares (subject to adjustment as provided for in Section 4(c) of the Plan), in the aggregate in any fiscal year.

(iii)

Limitation of Awards Granted to Non-Employee Directors.  Notwithstanding any provision to the contrary in the Plan, the sum of the grant date fair value of equity-based Awards (such value computed as of the date of the grant in accordance with applicable financial accounting rules) and the amount of any cash-based compensation granted to a non-employee Director for service on the Board during any fiscal year shall not exceed $300,000.  The independent members of the Board may make exceptions to this limit for a non-executive chair of the Board, provided that the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation.

Section 5. Eligibility

Any Eligible Person shall be eligible to be designated as a Participant.  In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant.  Notwithstanding the foregoing, an Incentive Stock Option may only be granted to employees (which term as used herein includes, without limitation, officers and Directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code or any successor provision.

Section 6. Awards

(a) Options.  The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i)

Exercise Price.  The purchase price per Share purchasable under an Option shall be determined by the Committee and shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option; provided, however, that the Committee may designate a purchase price below Fair Market Value on the date of grant if the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Company or an Affiliate.

(ii)

Option Term.  The term of each Option shall be fixed by the Committee at the time but shall not be longer than 10 years from the date of grant.  Notwithstanding the foregoing, the Committee may provide in the terms of an Option (either at grant or by subsequent modification) that, to the extent consistent with Section 409A, in the event that on the last business day of the term of an Option (other than an Incentive Stock Option) (i) the exercise of the Option is prohibited by applicable law or (ii) Shares may not be purchased or sold by certain employees or directors of the Company due to a “black-out period” within Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the Options shall be automatically exercised on a “net exercise” basis consistent with the terms and conditions of the Plan.

(iii)

Time and Method of Exercise.  Subject to Section 6(a)(iii)(B), the Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms, including, but not limited to, cash, Shares (actually or by attestation), other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the applicable exercise price, in which, payment of the exercise price with respect thereto may be made or deemed to have been made.

(A)	Promissory Notes. Notwithstanding the foregoing, the Committee may not accept a promissory note as consideration.
(B)

Net Exercises.  Notwithstanding anything to the contrary herein, the Participant may, in his or her discretion, exercise an Option by requesting that the Company deliver to the Participant a number of Shares having an aggregate Fair Market Value (determined as of the date of exercise) equal to the excess, if positive, of the Fair Market Value of the Shares underlying the Option being exercised on the date of exercise, over the exercise price of the Option for such Shares.

(iv)

Incentive Stock Options.  Notwithstanding anything in the Plan to the contrary, the following additional provisions shall apply to the grant of stock options which are intended to qualify as Incentive Stock Options:

(A)	The aggregate number of Shares that may be issued under all Incentive Stock Options under the Plan shall be 1,000,000 Shares.
(B)

The Committee will not grant Incentive Stock Options in which the aggregate Fair Market Value (determined as of the time the Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under this Plan and all other plans of the Company and its Affiliates) shall exceed $100,000.

(C)

All Incentive Stock Options must be granted within ten years from the earlier of the date on which this Plan was adopted by the Board or the date this Plan was approved by the shareholders of the Company.

(D)

Unless sooner exercised, all Incentive Stock Options shall expire and no longer be exercisable no later than 10 years after the date of grant; provided,  however, that in the case of a grant of an Incentive Stock Option to a Participant who, at the time such Option is granted, owns (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its Affiliates, such Incentive Stock Option shall expire and no longer be exercisable no later than five years from the date of grant.

(E)

The purchase price per Share for an Incentive Stock Option shall be not less than 100% of the Fair Market Value of a Share on the date of grant of the Incentive Stock Option; provided,  however, that, in the case of the grant of an Incentive Stock Option to a Participant who, at the time such Option is granted, owns (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its Affiliates, the purchase price per Share purchasable under an Incentive Stock Option shall be not less than 110% of the Fair Market Value of a Share on the date of grant of the Incentive Stock Option.

(F)

Any Incentive Stock Option authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain all provisions required in order to qualify the Option as an Incentive Stock Option.

(b) Stock Appreciation Rights.  The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement.  A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right; provided, however, that the Committee may designate a grant price below Fair Market Value on the date of grant if the Stock Appreciation Right is granted in substitution for a stock appreciation right previously granted by an entity that is acquired by or merged with the Company or an Affiliate.  Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee (except that the term of each Stock Appreciation Right shall be subject to the same limitations in Section 6(a)(ii) applicable to Options).  The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

(c) Restricted Stock and Restricted Stock Units.    The Committee is hereby authorized to grant an Award of Restricted Stock and Restricted Stock Units to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i)

Restrictions.  Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to receive any property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate.  For purposes of clarity and without limiting the Committee’s general authority under Section 3(a), vesting of such Awards may, at the Committee’s discretion, be conditioned upon the Participant’s completion of a minimum period of service with the Company or an Affiliate, or upon the achievement of one or more performance goals established by the Committee, or upon any combination of service-based and performance-based conditions.  As provided in Section 6(e)(ix) below, the holders of Restricted Stock will not have any voting, dividend, or other rights until the Restricted Stock restrictions lapse or are waived.  The holders of Restricted Stock Units shall have no voting rights and shall have no dividend rights until the applicable restrictions lapse or are waived.

(ii)

Issuance and Delivery of Shares.  Shares representing Restricted Stock that are no longer subject to restrictions shall be delivered (including by updating the book‑entry registration) to the Participant promptly after the applicable restrictions lapse or are waived.  In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted.  Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holder of the Restricted Stock Units.

(d) Other Stock-Based Awards.  The Committee is hereby authorized to grant to Eligible Persons such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan.  The Committee shall determine the terms and conditions of such Awards, subject to the terms of the Plan and any applicable Award Agreement.  No Award issued under this Section 6(d) shall contain a purchase right or an option-like exercise feature.

(e) General Consideration for Awards. Awards may be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or required by applicable law.

(i)

Awards May Be Granted Separately or Together.  Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate.  Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(ii)

Forms of Payment under Awards.  Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, other securities (but excluding promissory notes), other Awards or other property or any combination thereof), and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee.  Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments.

(iii)

Limits on Transfer of Awards.  No Award (other than fully vested and unrestricted Shares issued pursuant to any Award) and no right under any such Award shall be transferable by a Participant other than by will or by the laws of descent and distribution, and no Award (other than fully vested and unrestricted Shares issued pursuant to any Award) or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.  Notwithstanding the foregoing, the Committee may permit the transfer of an Award other than a fully vested and unrestricted Share to family members, provided that such permitted transfer shall be for no value and in accordance with the rules of Form S-8.  The Committee may also establish procedures as it deems appropriate for a Participant to designate a person or persons, as beneficiary or beneficiaries, to exercise the rights of the Participant and receive any property distributable with respect to any Award in the event of the Participant’s death.

(iv)

Restrictions; Securities Exchange Listing.  All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may cause appropriate entries to be made with respect to such Shares or other securities to reflect such restrictions.  The Company shall not be required to deliver any Shares or other securities covered by an Award unless and until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(v)

Prohibition on Option and Stock Appreciation Right Repricing.  Except as provided in Section 4(c) hereof, the Committee may not, without prior approval of the Company’s shareholders, seek to effect any re-pricing of any previously granted, “underwater” Option or Stock Appreciation Right by:  (i) amending or modifying the terms of the Option or Stock Appreciation Right to lower the exercise price; (ii) canceling the underwater Option or Stock Appreciation Right and granting either (A) replacement Options or Stock Appreciation Rights having a lower exercise price; or (B) Restricted Stock, Restricted Stock Units, or Other Stock-Based Award in exchange; or (iii) cancelling or repurchasing the underwater Option or Stock Appreciation Right for cash or other securities.  An Option or Stock Appreciation Right will be deemed to be “underwater” at any time when the Fair Market Value of the Shares covered by such Award is less than the exercise price of the Award.

(vi)

Minimum Vesting.  No Award shall be granted to a Participant (other than a non-employee Director) with terms providing for any right of exercise or lapse of any vesting obligations earlier than a date that is at least one (1) year following the date of grant (or, in the case of vesting based upon performance-based objectives, exercise and vesting restrictions cannot lapse earlier than the one (1) year anniversary measured from the commencement of the period over which the performance is evaluated).  In the case of any Award granted to a non-employee Director, no Award shall be granted with terms providing for any right of exercise or lapse of any vesting obligations earlier than the date of the Company’s next annual Shareholder meeting which is at least fifty (50) weeks after the immediately preceding year’s annual meeting.  Notwithstanding the foregoing, the following Awards that do not comply with the one (1) year minimum exercise and vesting requirements may be issued:

(A)

Substitute Awards granted in connection with awards that are assumed, converted, or substituted pursuant to a merger, acquisition, or similar transaction entered into by the Company or any of its subsidiaries;

(B)

shares delivered in lieu of fully vested cash Awards or any cash incentive compensation earned by a Participant, provided that the performance period for such incentive compensation was at least one fiscal year; and

(C)

any additional Awards the Committee may grant, up to a maximum of five percent (5%) of the aggregate number of Shares available for issuance under this Plan.  For purposes of counting Shares against the five percent (5%) limitation, the Share counting rules under Sections 4(a) and 4(b) of the Plan apply.

Nothing in this Section 6 shall limit the authority of the Committee to provide in any Award for the acceleration of the exercisability of any Award or the lapse of any restrictions relating to any Award except where expressly limited in Section 6(e)(viii).

(vii)	Section 409A Provisions. Notwithstanding anything in the Plan or any Award Agreement to the contrary, to the extent that any amount or benefit that constitutes “deferred compensation” to a 68

Participant under Section 409A and applicable guidance thereunder is otherwise payable or distributable to a Participant under the Plan or any Award Agreement solely by reason of the occurrence of a change in control event or due to the Participant’s disability or “separation from service” (as such term is defined under Section 409A), such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that (i) the circumstances giving rise to such change in control event, disability or separation from service meet the definition of a change in control event, disability, or separation from service, as the case may be, in Section 409A(a)(2)(A) of the Code and applicable proposed or final regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short‑term deferral exemption or otherwise.  Any payment or distribution that otherwise would be made to a Participant who is a Specified Employee (as determined by the Committee in good faith) on account of separation from service may not be made before the date which is six months after the date of the Specified Employee’s separation from service (or if earlier, upon the Specified Employee’s death) unless the payment or distribution is exempt from the application of Section 409A by reason of the short‑term deferral exemption or otherwise.

(viii)

Acceleration of Vesting or Exercisability upon Change in Control.  No Award Agreement shall accelerate time-based vesting of any Award solely in connection with any corporate transaction as described in Section 7(b);  provided, that an Award Agreement may accelerate time-based vesting for events occurring in connection with a corporate transaction that are materially adverse to the Participant (e.g., termination without cause, resignation for good reason, death or disability, as such terms are determined by the Committee).  The Committee may, pursuant to its general authority under Section 3(a), waive the foregoing limitation and accelerate time-based vesting under an Award, but only upon the consummation of (or effective immediately prior to the consummation of, provided that the consummation subsequently occurs) a corporate transaction that qualifies as a Change in Control where the definitive agreement among the parties to the Change in Control contemplates that the Award will be cancelled in exchange for an immediate right to cash in accordance with Section 7(b)(i).  The foregoing limitation shall not be construed to limit the Committee’s ability to modify performance vesting conditions (as opposed to time-based vesting provisions) in connection with a corporate transaction.

(ix)

Dividend Rights.  Except as provided in Section 4(c) (with respect to equitable adjustments), the holders of Awards shall have no voting rights and shall have no dividend or equivalent rights (including no right to accrue dividends or dividend equivalent amounts that become payable upon vesting, lapse of restrictions, or settlement of an Award).  In the event of any non-regular dividend or similar equitable adjustment to an Award under Section 4(c), such dividend or other adjustment amount shall be subject to the same vesting and other restrictions as apply to the underlying Award Shares.  The foregoing limitations shall not apply to fully vested, unrestricted Shares issued under any Award.

Section 7. Amendment and Termination; Corrections

(a) Amendments to the Plan and Awards.  The Board may from time to time amend, suspend or terminate this Plan, and the Committee may amend the terms of any previously granted Award, provided that no amendment to the terms of any previously granted Award may, (except as expressly provided in the Plan) materially and adversely alter or impair the terms or conditions of the Award previously granted to a Participant under this Plan without the written consent of the Participant or holder thereof.  Any amendment to this Plan, or to the terms of any Award previously granted, is subject to compliance with all applicable laws, rules, regulations and policies of any applicable governmental entity or securities exchange, including receipt of any required approval from the governmental entity or stock exchange.  For greater certainty and without limiting the foregoing, the Board may, unless the New York Stock Exchange or any other securities exchange that is applicable to the Company requires otherwise, amend, suspend, terminate or discontinue the Plan, and the Committee may amend or alter any previously granted Award, as applicable, without obtaining the approval of shareholders of the Company in order to:

(i)	amend the eligibility for, and limitations or conditions imposed upon, participation in the Plan;

(ii)

amend any terms relating to the granting or exercise of Awards, including but not limited to terms relating to the amount and payment of the exercise price, or the vesting, expiration, assignment or adjustment of Awards, or otherwise waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively;

(iii)

make changes that are necessary or desirable to comply with applicable laws, rules, regulations and policies of any applicable governmental entity or stock exchange (including amendments to Awards necessary or desirable to maximize any available tax deduction or to avoid any adverse tax results, and no action taken to comply with such tax provision shall be deemed to impair or otherwise adversely alter or impair the rights of any holder of an Award or beneficiary thereof); or

(iv)	amend any terms relating to the administration of the Plan, including the terms of any administrative guidelines or other rules related to the Plan.

For greater certainty, prior approval of the shareholders of the Company shall be required for any amendment to the Plan or an Award that would:

(i)	require shareholder approval under the rules or regulations of the Securities and Exchange Commission, the New York Stock Exchange or any other securities exchange that is applicable to the Company;
(ii)	increase the number of shares authorized under the Plan as specified in Section 4(a) of the Plan;
(iii)	increase the number of shares or value subject to the limitations contained in Section 4(d) of the Plan;
(iv)	permit repricing of Options or Stock Appreciation Rights, which is currently prohibited by Section 6(e)(v) of the Plan;
(v)

permit the award of Options or Stock Appreciation Rights at a price less than 100% of the Fair Market Value of a Share on the date of grant of such Option or Stock Appreciation Right, contrary to the provisions of Section 6(a)(i) and Section 6(b) of the Plan; or

(vi)	increase the maximum term permitted for Options and Stock Appreciation Rights as specified in Section 6(a)(ii) and Section 6(b).

(b) Corporate Transactions.   In the event of any reorganization, merger, consolidation, split‑up, spin‑off, combination, plan of arrangement, take-over bid or tender offer, Change in Control, repurchase or exchange of Shares or other securities of the Company or any other similar corporate transaction or event involving the Company (or the Company shall enter into a written agreement to undergo such a transaction or event), the Committee or the Board may, in its sole discretion but subject to the limitation in Section 6(e)(viii), provide for any of the following to be effective upon the consummation of the event (or effective immediately prior to the consummation of the event, provided that the consummation of the event subsequently occurs), and no action taken under this Section 7(b) shall be deemed to impair or otherwise adversely alter the rights of any holder of an Award or beneficiary thereof:

(i)

either (A) termination of the Award, whether or not vested, in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon the exercise of the Award or realization of the Participant’s rights (and, for the avoidance of doubt, if, as of the date of the occurrence of the transaction or event described in this Section 7(b)(i)(A), the Committee or the Board determines in good faith that no amount would have been attained upon the exercise of the Award or realization of the Participant’s rights, then the Award may be terminated by the Company without any payment) or (B) the replacement of the Award with other rights or property selected by the Committee or the Board, in its sole discretion;

(ii)

that the Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii)

that, subject to the limitation in Section 6(e)(viii), the Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the applicable Award Agreement; or

(iv)	that the Award cannot vest, be exercised or become payable after a date certain in the future, which may be the effective date of the event.

(c) Correction of Defects, Omissions and Inconsistencies.  The Committee may, without prior approval of the shareholders of the Company, correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.

Section 8. Income Tax Withholding

In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant.  In order to assist a Participant in paying all or a portion of the applicable taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, a Participant may, in his or her discretion, satisfy such tax obligation by (a) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes (not to exceed the limitations stated in ASC Topic 718 to avoid adverse accounting treatment) or (b) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes.  The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

Section 9. General Provisions

(a) No Rights to Awards.  No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan.  The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

(b) Award Agreements.  No Participant shall have rights under an Award granted to such Participant unless and until an Award Agreement shall have been signed by the Participant (if requested by the Company), or until such Award Agreement is delivered and accepted through an electronic medium in accordance with procedures established by the Company.  An Award Agreement need not be signed by a representative of the Company unless required by the Committee.  Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.

(c) Plan Provisions Control.  In the event that any provision of an Award Agreement conflicts with or is inconsistent in any respect with the terms of the Plan as set forth herein or subsequently amended, the terms of the Plan shall control.

(d) No Rights of Shareholders.  Except with respect to Shares issued under Awards (and subject to such conditions as the Committee may impose on such Awards pursuant to Section 6(c)(i)), neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a shareholder of the Company with respect to any Shares issuable upon the exercise or payment of any Award, in whole or in part, unless and until such Shares have been issued.

(e) No Limit on Other Compensation Arrangements.  Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation plans or arrangements, and such plans or arrangements may be either generally applicable or applicable only in specific cases.

(f) No Right to Employment.  The grant of an Award shall not be construed as giving a Participant the right to be retained as an employee of the Company or any Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate a Participant’s employment at any time, with or without cause, in accordance with applicable law.  In addition, the Company or an Affiliate may at any time dismiss a Participant from employment free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement.

Nothing in this Plan shall confer on any person any legal or equitable right against the Company or any Affiliate, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or an Affiliate.  Under no circumstances shall any person ceasing to be an employee of the Company or any Affiliate be entitled to any compensation for any loss of any right or benefit under the Plan which such employee might otherwise have enjoyed but for termination of employment, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise.  By participating in the Plan, each Participant shall be deemed to have accepted all the conditions of the Plan and the terms and conditions of any rules and regulations adopted by the Committee and shall be fully bound thereby.

(g) Governing Law.  The internal law, and not the law of conflicts, of the State of Utah shall govern all questions concerning the validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award.

(h) Severability.   If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

(i) No Trust or Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person.  To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(j) Other Benefits.   No compensation or benefit awarded to or realized by any Participant under the Plan shall be included for the purpose of computing such Participant’s compensation or benefits under any pension, retirement, savings, profit sharing, group insurance, disability, severance, termination pay, welfare or other benefit plan of the Company, unless required by law or otherwise provided by such other plan.

(k) No Fractional Shares.   No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Share or whether such fractional Share or any rights thereto shall be canceled, terminated or otherwise eliminated.

(l) Headings.  Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 10. Clawback or Recoupment

All Awards under this Plan shall be subject to forfeiture or other penalties pursuant to (i) any Company clawback policy, as may be adopted or amended from time to time, (ii) any applicable law, rule or regulation or applicable stock exchange rule, including, without limitation, Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Section 10D of the Securities Exchange Act of 1934 and any applicable stock exchange listing rule adopted pursuant thereto, and (iii) such forfeiture and/or penalty conditions or provisions as determined by the Committee.  By accepting an Award hereunder, the Participant agrees to such recovery or other penalties.

Section 11. Effective Date of the Plan

The Plan was adopted by the Board on November 12, 2021.  The Plan shall be subject to approval by the shareholders of the Company at the annual meeting of shareholders of the Company to be held on January 14, 2022, and the Plan shall be effective as of the date of such shareholder approval.  On and after shareholder approval of the Plan, no awards shall be granted under the Prior Stock Plan, but all outstanding awards previously granted under the Prior Stock Plans shall remain outstanding and subject to the terms of the Prior Stock Plan.

Section 12. Term of the Plan

No Award shall be granted under the Plan, and the Plan shall terminate, on January 14, 2032 or any earlier date of discontinuation or termination established pursuant to Section 7(a) of the Plan.  Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such dates, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board to amend the Plan, shall extend beyond the termination of the Plan.

FRANKLIN COVEY CO. 2200 WEST PARKWAY BOULEVARD SALT LAKE CITY, UT 84119-2331 SCAN TO l\ VIEW MATERIALS&VOTE VOTE BY INTERNET -www.proxvvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on January 13, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on January 13, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D62982-P64400 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. _ KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY FRANKLIN COVEY CO. The Board of Directors recommends you vote FOR the following: 1. Election of seven directors of the Company, each to serve until the next Annual Meeting and until their respective successors shall be duly elected and shall qualify: Nominees: For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. □ □ □  The 01) Anne H. Chow 05) Nancy Phillips 02) Craig Cuffie 06) Derek C.M. van Bever 03) Donald J. McNamara 07) Robert A. Whitman 04) Joel C. Peterson   Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2. Advisory vote on approval of executive compensation. 3. Ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accountants for fiscal 2022. 4. Approve the Franklin Covey Co. 2022 Omnibus Incentive Plan. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is available at www.proxyvote.com. FRANKLIN COVEY CO. Annual Meeting of Shareholders January 14, 2022 8:30 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints Stephen D. Young and A. Derek Hatch or either of them as proxy, with full power of substitution, to vote, as designated below, all shares of Common Stock of Franklin Covey Co. (the Company), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company (the Annual Meeting) to be held at the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, on January 14,2022 at 8:30 a.m., local time, or any adjournment(s) thereof. This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed and returned in a timely manner, will be voted as specified. If no instructions are specified, this proxy will be voted "FOR" all nominees listed in Proposal 1 and "FOR" Proposals 2, 3 and 4, and in accordance with the judgment of the persons named as proxy herein on any other matters that may properly come before the annual meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side